Exhibit 2.0

ASSET PURCHASE AGREEMENT

by and among

TRANSCEND SERVICES, INC.

(“Purchaser”)

TRANSCRIPTION RELIEF SERVICES, LLC

(“Seller”)

and

R. HARVEY, INC.

(“Member”)

Dated: March 26, 2009

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 26 th day of March, 2009 by and among Transcend Services, Inc., a Delaware corporation (“Purchaser”), Transcription Relief Services, LLC a North Carolina limited liability company (“Seller”), and R. Harvey, Inc., a North Carolina corporation (the “Member”). Purchaser, Seller and the Member are referred to collectively as the “Parties.”

RECITALS:

Seller is engaged in the business of providing outsourced medical transcription services in the Continental United States directly to healthcare providers (the “TRS Business”). Seller is also engaged in the business of providing domestic and foreign medical transcription training programs and offshore medical transcription production centers (“TRSi Business”).

On the terms and subject to the conditions set forth herein, the Parties desire to enter into this Agreement, pursuant to which Purchaser will purchase from Seller, and Seller will sell to Purchaser, substantially all of Seller’s tangible and intangible assets and properties relating to the TRS Business, but not any tangible or intangible assets or properties relating to the TRSi Business.

COVENANTS:

In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the Parties hereto agree as follows:

1. Purchase and Sale of the Assets.

1.1. Purchased Assets. On the terms and subject to the conditions contained in this Agreement, on the Closing Date (as hereinafter defined), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, by appropriate warranty bills of sale, assignments and other instruments satisfactory to Purchaser and its counsel, substantially all of Seller’s tangible and intangible assets currently used in the operation of the TRS Business, including, without limitation, the following (the “Purchased Assets”) but specifically excluding the Excluded Assets:

1.1.1. all of the Seller Intellectual Property;

1.1.2. all income, royalties, damages and payments due at Closing or thereafter with respect to the Seller Intellectual Property and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof; all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries;

1.1.3. all inventories, work in process and supplies relating to the TRS Business;

1.1.4. all accounts receivable relating to the TRS Business, including those listed on Schedule 1.1.4.;

1.1.5. all equipment relating to the TRS Business, including those listed in Schedule 1.1.5;

1.1.6. all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the Purchased Assets or the Assumed Liabilities;

1.1.7. all security deposits, earnest deposits and all other forms of deposit or security placed with or by Seller relating to the TRS Business (specifically excluding security deposits for leased real property);

1.1.8. all Governmental Authorizations relating to the TRS Business;

1.1.9. all lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, studies or reports, and business records relating to the TRS Business (the “TRS Books and Records”);

1.1.10. all rights under the Business Contracts; and

1.1.11. all goodwill of the TRS Business.

1.2. Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the Purchased Assets:

1.2.1. the assets identified on Schedule 1.2.1;

1.2.2. all rights under agreements that are not Business Contracts and any tangible or intangible assets or rights that are not Purchased Assets;

1.2.3. any and all assets used primarily in the TRSi Business, including any Seller assets not located in the Continental United States;

1.2.4. all personnel records and other records that Seller is required by Law to retain in its possession;

1.2.5. all minute books, equity records and seals;

1.2.6. Seller’s rights under or pursuant to this Agreement or any agreements executed in connection with this Agreement (including, without limitation, Seller’s rights to the Purchase Price);

1.2.7. any claims or rights against third parties to the extent related to Excluded Liabilities; and

1.2.8. all Seller Cash.

1.3 Books and Records. Purchaser shall permit Seller reasonable access and/or provide copies of the Books and Records sold as part of the Purchased Assets after the Closing for any purpose relating to the filing of tax returns, as necessary for Seller or the Member to comply with Requirements of Law or for any legitimate business purpose as deemed appropriate by Purchaser in its sole discretion.

1.4 Reversion of Certain Purchased Assets. In the event Purchaser permanently ceases using those Purchased Assets set forth in Schedule 1.4, Purchaser shall transfer and convey such Purchased Assets to Seller in exchange for the cost of handling and transporting said assets to the location(s) designated by Seller (and no additional consideration) upon execution of such agreements as mutually agreed by Purchaser and Seller to evidence said transfer.

2. Purchase Price.

2.1. Amount of Purchase Price. In consideration for the purchase of the Purchased Assets, Purchaser agrees to pay Seller an aggregate purchase price (the “Purchase Price”) of up to Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000), of which (i) Four Million and No/100 Dollars ($4,000,000.00) shall be payable to Seller in immediately available funds at Closing, (ii) Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Reserve”) payable subject to a promissory note executed at Closing by Purchaser in favor of Seller in the form of Exhibit A attached hereto (the “Note”), and (iii) up to Three Million and No/100 Dollars ($3,000,000) in the form of a contingent payment shall be payable to Seller in accordance with Section 2.4 hereof (the Contingent Payment”). The Reserve shall be paid by Purchaser to the Seller (less any adjustments in accordance with Section 2.3 hereof) within thirty (30) days after Purchaser’s receipt of Seller’s audited financial statements relating to the TRS Business for the year ending December 31, 2008 (the “2008 Audited Financial Statements”), and reviewed financial statements relating to the TRS Business as of the end of the day prior to the Closing Date (if different), including reviewed balance sheet(s) and statement(s) of income (the “2009 Reviewed Financial Statements”) and the receipt by Purchaser of the final determination by the Accountant (or the Independent Auditors, as the case may be) of the final Adjustment Amount calculation pursuant to Section 2.3 hereof.

2.2. Assumption of Only Specified Liabilities; Excluded Liabilities. Except for the Liabilities expressly assumed by Purchaser as set forth on Schedule 2.2 hereto (collectively the “Assumed Liabilities”), Purchaser shall not assume, and shall have no liability for, any Liabilities of Seller or the TRS Business or otherwise, arising out of any act or omission occurring or state of facts existing prior to or on the Closing Date (collectively, the “Excluded Liabilities” and individually an “Excluded Liability”). Seller shall remain fully liable for the Excluded Liabilities and shall pay and discharge all Excluded Liabilities on a timely basis.

2.2.1. No Employee Plan Liability. Except as otherwise specifically set forth on Schedule 2.2 relating to accrued vacation time, paid time off and normal sick time, Purchaser shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer or otherwise, and shall have no liability whatsoever with respect to, any Plan, and any such Liabilities shall be Excluded Liabilities under this Agreement. The preceding sentence applies to any liability with respect to a Plan, regardless of whether such liability involves employees of Seller, and regardless of when or how such liability arises. Additionally, Seller agrees not to assert that Purchaser is a successor employer of Seller or any ERISA Affiliate. Consistent with the foregoing, Seller shall be responsible for providing, and Purchaser shall not assume liability for, any group health continuation coverage or coverage rights under Code §4980B or Part 6 of Title I of ERISA applicable to, or arising with respect to, any group health plan sponsored and/or maintained by Seller or any ERISA Affiliate at any time on, prior to, or after the Closing Date.

2.2.2. No Employee Liabilities. Notwithstanding any provision of this Agreement to the contrary, Seller shall remain liable for all “Seller Employee Liabilities,” regardless of when or how such liability arose, and regardless of whether such liability may result in or has resulted in a claim upon the Purchased Assets, and any such Liabilities shall be Excluded Liabilities under this Agreement.

2.3. Purchase Price Adjustment.

2.3.1. The Purchase Price shall be: (i) decreased, if (and by the amount that) the current assets sold to Purchaser and reflected on the balance sheet delivered as part of the 2009 Reviewed Financial Statements less current liabilities assumed by the Purchaser and reflected on the 2009 Reviewed Financial Statement (the “Closing Working Capital”) is less than Six Hundred Twenty-Nine Thousand and No/100 Dollars ($629,000.00) (“Target Working Capital”) or (ii) increased, if (and by the amount that) the Closing Working Capital is greater than the Target Working Capital (the “Adjustment Amount”). The Closing Working Capital shall be calculated substantially in accordance with the calculation set forth in Schedule 2.3.1.

2.3.2. As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Davenport, Marvin, Joyce & Co, LLP (the “Accountant”) shall prepare the 2008 Audited Financial Statements and 2009 Reviewed Financial Statements and calculate the Adjustment Amount. The Reviewed Financial Statements shall be prepared in accordance with generally accepted accounting principles with regard to reviewed financial statements (the “Agreed Procedures”).

2.3.3. Seller shall deliver a copy of the 2009 Reviewed Financial Statements (and copies of all work papers and other documents used by the Accountant in connection with preparation of the Financial Statements and the calculation of the Adjustment Amount) to Purchaser promptly after it has been prepared by the Accountant. After receipt of the 2009 Reviewed Financial Statements, Purchaser shall have thirty (30) days to review the 2009 Reviewed Financial Statements. Unless Purchaser delivers written notice to Seller on or prior to the 30th day after the receipt of the 2009 Reviewed Financial Statements and the Adjustment Amount calculation stating that Purchaser has objections to the Adjustment Amount calculation and setting forth in reasonable detail the basis therefor, Purchaser shall be deemed to have accepted and agreed to the Adjustment Amount. If Purchaser so notifies Seller of its objection to the Adjustment Amount calculation, the Parties shall, within fifteen (15) days (or such longer period as the Parties may mutually agree) following such notice (the “Adjustment Resolution Period”), attempt to resolve their differences, and any resolution by them of the disputed Adjustment Amount which is reflected in a written document executed by Purchaser and Seller shall be final, binding and conclusive.

2.3.4. Any remaining dispute at the conclusion of the Adjustment Resolution Period (the “Unresolved Adjustment Items”) shall be submitted to a firm of independent public accountants to be mutually agreed (such firm being referred to as the “Independent Auditors”) within ten (10) days after the expiration of the Adjustment Resolution Period. The Independent Auditors’ determination of the Adjustment Amount shall be made within forty-five (45) days of the submission of the disputed Adjustment Amount calculation and the Financial Statements (and copies of all work papers and other documents used by the Accountant in connection with preparation of the Financial Statements and the calculation of the Adjustment Amount). The Independent Auditor’s determination of the Adjustment Amount shall be set forth in a written statement delivered to Purchaser and Seller and shall be final, binding and conclusive. The non-prevailing party shall bear the full 3rd party costs and expenses of such process. For these purposes, the “non-prevailing party” is that party whose most recent offer for settlement communicated to the other party not later than thirty (30) days after submission of the dispute to the Independent Auditor differs the most in dollar terms from the actual Independent Auditor determination.

2.3.5. If and to the extent that the Purchase Price is increased pursuant to this Section 2.3, then Purchaser shall promptly tender to Seller that amount in immediately available funds within thirty (30) Business Days after receipt of the 2008 Audited Financial Statements, the 2009 Reviewed Financial Statements and the final Adjustment Amount calculation, or if disputed, within three (3) Business Days after final determination from the Independent Auditors. If and to the extent that the Purchase Price is decreased pursuant to this Section 2.3, then the amount of the Reserve payable to Seller by Purchaser pursuant to the Note shall be reduced by the amount of such decrease. At the time any payment is made pursuant to this Section 2.3.5, Purchaser shall pay the balance of the Reserve, if any, to Seller pursuant to the terms of the Note.

2.4. Contingent Payment.

2.4.1. Purchaser shall pay or cause to be paid to Seller a Contingent Payment calculated and payable in accordance with this Section 2.4 (the “Contingent Payment”). The Contingent Payment shall equal the sum (not to exceed $3,000,000) of the following:

2.4.1.1. Five (5) times the amount that TRS Fourth Quarter 2009 Revenue (as more fully defined below) exceeds One Million Five Hundred Thousand and No/100 Dollars ($1,500,000); plus

2.4.1.2. One-half (1/2) times TRS 12/31/09 Net Backlog (as more fully described below).

2.4.1.3 Subject to resolution of any disputes pursuant to Section 2.4.5 hereof, the Contingent Payment relating to the TRS Fourth Quarter 2009 Revenue shall become due and payable on February 15, 2010 and the Contingent Payment relating to the TRS 12/31/2009 Net Backlog shall become due and payable on June 30, 2010.

2.4.2. For purposes of calculation of the Contingent Payment:

2.4.2.1 “TRS Fourth Quarter 2009 Revenue” shall mean gross revenues from TRS Customers from October 1, 2009 through December 31, 2009, as recognized by Purchaser in accordance with GAAP and, provided that past practices are in accordance with GAAP, substantially in accordance with past practices of Seller which were in accordance with GAAP.

2.4.2.2 “TRS 12/31/2009 Net Backlog” shall mean the annualized value, estimated based on historical and projected revenue as of May 31, 2010, of the portion of New Sales closed but not implemented or only partially implemented as of December 31, 2009 to TRS Customers, less (ii) the annualized value for any TRS Customers, other than Lost TRS Customers, who have given written termination notice after Closing and through December 31, 2009 to the degree that the lost value was not reflected in the TRS Fourth Quarter 2009 Revenue.

2.4.2.3 “TRS Customers” shall mean (i) any existing customer of Seller as of the Closing Date as indicated on Schedule 4.8, (ii) the potential customers of Seller listed on Schedule 2.4.2 who become customers of Purchaser after Closing and (iii) customers who become customers of Purchaser after Closing and through December 31, 2009 as a result of the sales efforts of Robert H. Harvey and Peter Reilly. Any TRS Customer shall be considered a TRS Customer regardless of whether or not they are transitioned to Purchaser’s BeyondTXT platform or are serviced after Closing through operations other than those that were historically the TRS Business.

2.4.2.4 “New Sales” shall mean sales under a then current Purchaser standard contract or a non-standard contract approved by the CEO or CFO of Purchaser (which approval shall not be unreasonably withheld) and executed by both customer and Purchaser to customers who become customers of Purchaser after Closing and through December 31, 2009 as a result of the sales efforts of Robert H. Harvey and Peter Reilly.

2.4.2.5 “Lost TRS Customers” shall refer to those TRS Customers who cease being customers of Purchaser as a result of (i) Purchaser’s breach of its obligations to provide services in accordance with any contract with such TRS Customer or (ii) Purchaser’s election not to provide services to such TRS Customers.

2.4.2.6 “Imputed Revenues Attributed to Lost TRS Customers” shall refer to gross revenues which would have been received by Purchaser from the Lost TRS Customer(s) for the period beginning October 1, 2009 and ending December 31, 2009 if the Lost TRS Customers had not terminated its Customer Contract with Purchaser, and in the event such amount can not be calculated with reasonable certainty, the gross revenues received from the Lost TRS Customer with respect to the TRS Business for the three month period immediately preceding the Closing Date.

2.4.3. On or before January 31, 2010, Purchaser shall deliver the calculation of the Contingent Payment relating to TRS Fourth Quarter 2009 Revenue (the “Q4 2009 Revenue Contingent Payment Calculation”) and copies of all work papers and other documents used by the Purchaser in connection with calculation of the Contingent Payment and copies of such other records and information reasonably necessary or required to determine such calculation to Seller. After receipt of the Q4 2009 Revenue Contingent Payment Calculation, Seller shall have thirty (30) days to review the Q4 2009 Revenue Contingent Payment Calculation. Unless Seller delivers written notice to Purchaser on or prior to the 30th day after the receipt of the Q4 2009 Revenue Contingent Payment Calculation stating that Seller has objections to the Q4 2009 Contingent Payment Calculation and setting forth in reasonable detail the basis therefor, Seller shall be deemed to have accepted and agreed to the Q4 2009 Revenue Contingent Payment Calculation. If Seller so notifies Purchaser of its objection to the Q4 2009 Revenue Contingent Payment Calculation, the Parties shall, within fifteen (15) days (or such longer period as the Parties may agree) following such notice (the “Q4 2009 Revenue Contingent Payment Resolution Period”), attempt to resolve their differences, and any resolution by them of the disputed Q4 2009 Revenue Contingent Payment Calculation which is reflected in a written document executed by Purchaser and Seller shall be final, binding and conclusive.

2.4.4. On or before June 15, 2010, Purchaser shall deliver the calculation of the Contingent Payment relating to 12/31/2009 Net Backlog (the “Backlog Contingent Payment Calculation”) and copies of all work papers and other documents used by the Purchaser in connection with calculation of the Contingent Payment and copies of such other records and information reasonably necessary or required to determine such calculation to Seller. After receipt of the Backlog Contingent Payment Calculation, Seller shall have thirty (30) days to review the Backlog Contingent Payment Calculation. Unless Seller delivers written notice to Purchaser on or prior to the 30th day after the receipt of the Backlog Contingent Payment Calculation stating that Seller has objections to the Backlog Contingent Payment Calculation and setting forth in reasonable detail the basis therefor, Seller shall be deemed to have accepted and agreed to the Backlog Contingent Payment Calculation. If Seller so notifies Purchaser of its objection to the Backlog Contingent Payment Calculation, the Parties shall, within fifteen (15) days (or such longer period as the Parties may agree) following such notice (the “Backlog Contingent Payment Resolution Period”), attempt to resolve their differences, and any resolution by them of the disputed Backlog Contingent Payment Calculation which is reflected in a written document executed by Purchaser and Seller shall be final, binding and conclusive.

2.4.5. Any remaining dispute at the conclusion of the Q4 Revenue Contingent Payment Resolution Period or the Backlog Contingent Payment Resolution Period (the “Unresolved Contingent Payment Items”) shall be submitted to a reputable firm of independent public accountants to be mutually agreed (such firm being referred to as the “Independent Auditors”) within ten (10) days after the expiration of the applicable Contingent Payment Resolution Period. The Independent Auditors’ determination of the applicable Contingent Payment shall be made within forty-five (45) days of the submission of the dispute (and copies of all work papers and other documents used by the Purchaser in connection with preparation of the disputed calculation and copies of such other records and information reasonably necessary or required to determine such calculation). The Independent Auditor’s determination of the disputed Contingent Payment shall be set forth in a written statement delivered to Purchaser and Seller and shall be final, binding and conclusive. The non-prevailing party shall bear the full 3rd party costs and expenses of such process. For these purposes, the “non-prevailing party” is that party whose most recent offer for settlement communicated to the other party not later than thirty (30) days after submission of the dispute to the Independent Auditor differs the most in dollar terms from the actual Independent Auditor determination.

2.4.6. If and to the extent that a Contingent Payment is due Seller pursuant to this Section 2.4, then Purchaser shall promptly tender to Seller that amount in immediately available funds on or before the date due pursuant to Section 2.4.1.3 hereof, or if (and then only to the extent disputed), disputed, within three (3) Business Days after final determination from the Independent Auditors.

2.4.7. Purchaser agrees that Robert H. Harvey and Peter Reilly shall be provided a primary role in the pursuit of potential customers (including, without limitation, those listed on Schedule 2.4.2) and the account oversight of potential TRS Customers, and they shall have full access to the Purchaser’s resources in the fulfilling of such role as if they were employees of Purchaser. Purchaser shall cooperate with Robert H. Harvey and Peter Reilly and shall use commercially reasonable efforts to assist them in such efforts, and Purchaser shall not take any action, directly or indirectly, which would frustrate or limit their ability to maximize the amount of the Contingent Payment; provided, however, that the Parties acknowledge that Purchaser’s sales force may pursue in good faith leads for new customers which may also be pursued by Robert H. Harvey and Peter Reilly which shall not constitute a breach of this Section, and upon sales to such mutually pursued new customers, such sales shall be credited to the party who first generated the lead as determined by the weekly sales pipeline reports. Purchaser shall provide to Seller and Member reports delineating the revenues received from TRS Customers on not less than a monthly basis until the final Contingent Payment is made.

2.5. Allocation Reporting. Purchaser and Seller shall mutually agree upon an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code §1060 and the treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon both Parties. Purchaser shall deliver a proposed allocation to Seller within thirty (30) days after its receipt of the 2009 Reviewed Financial Statements, and the parties shall thereafter work diligently to agree upon such allocation. Any dispute shall be determined by an Independent Auditor (selected as per Section 2.4.5). Purchaser and Seller shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Purchaser. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare such allocation. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by Requirements of Law.

2.6. Risk of Event of Loss. The risk of any loss, taking, condemnation, forfeiture, foreclosure, damage or destruction of or to any of the Purchased Assets prior to the Closing Date shall be borne by Seller and the Member. The risk of any loss, taking, condemnation, forfeiture, foreclosure, damage or destruction of or to any of the Purchased Assets subsequent to the Closing Date shall be borne by Purchaser.

3. Closing.

The closing of the sale and purchase of the Purchased Assets contemplated hereby (the “Closing”) shall take place at the Georgia offices of Morris, Manning & Martin, LLP at 10:00 am local time, or remotely via the exchange of executed documents and other closing deliverables, on March 31, 2009, or such other time or date as the Parties may mutually agree in writing, provided that all of the conditions to the Closing set forth in Sections 7 and 8 have been satisfied or waived by the party entitled to waive the same (for purposes herein, a Party shall have been deemed to waive those conditions under Sections 7 or 8 if no written notice of the violation of a condition is received by the non-waiving party prior to Closing). The Closing shall be deemed effective as of 12:01 a.m., Eastern Time, on April 1, 2009 or such other date as the Parties may mutually agree in writing (the “Closing Date”), and the Purchase Price shall be wired to Seller on April 1, 2009.

4. Representations and Warranties of Seller and the Member.

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and the Member, jointly and severally, make the following representations and warranties:

4.1. Organization, Good Standing, Corporate Power and Subsidiaries.

4.1.1. Schedule 4.1 contains a complete and accurate list of Seller’s name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each member and the membership interest of each member).

4.1.2. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of North Carolina, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under its contracts.

4.1.3. Except as otherwise disclosed on Schedule 4.1, Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the TRS Business.

4.1.4. Seller has delivered to Purchaser copies of its Certificate of Organization, Operating Agreement and other organizational documents as currently in effect. The equity records and minute book of Seller that have been made available to Purchaser are true, correct and complete in all material respects.

4.1.5. Except as otherwise set forth on Schedule 4.1, Seller does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

4.2. Authority; No Conflict.

4.2.1. Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Seller is or will be a party that are required to be executed pursuant to this Agreement (the “Seller Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements have been duly and validly approved by Seller’s members as required by Seller’s organizational documents and applicable law. No additional proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation by Seller and the Member of the transactions contemplated hereby.

4.2.2 This Agreement and the Seller Ancillary Agreements are, or when executed and delivered by Seller will be, valid and binding obligations of Seller and the Member, enforceable against Seller and the Member in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2.3. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement and the Seller Ancillary Agreements nor the consummation or performance of any of the contemplated transactions hereunder will, directly or indirectly (with or without notice or lapse of time):

(a) Contravene, conflict with, or result in a violation of (1) any provision of the organizational documents of Seller or (2) any resolution or similar action adopted or approved by the members of Seller;

(b) Contravene, conflict with, or result in a violation of, or give any Governmental Authority or any Person the right to challenge this Agreement or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Requirements of Law to which Seller or the Member, or any of the Purchased Assets owned or used by Seller, may be subject;

(c) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Seller or that otherwise relates to the TRS Business, or any of the assets owned or used by Seller;

(d) Contravene, conflict with, or result in a violation of, or give any Governmental Authority or any Person the right to challenge this Agreement, the Seller Ancillary Agreements or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Contract which Seller or the Member are now a party or by which Seller or the Member or any of their properties or assets may be bound or affected;

(e) To Seller’s Knowledge, cause any of the assets owned by Seller to be reassessed or revalued by any taxing authority or other Governmental Authority;

(f) Contravene, conflict with, or result in a violation or breach of any provision of, or result in a right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Business Contracts; or

(g) Result in the violation, acceleration, imposition or creation of any Lien upon or with respect to the TRS Business or the Purchased Assets.

4.2.4. Except as set forth on Schedule 4.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Seller or the Member or the consummation by Seller and the Member of the transactions contemplated hereby. Except as set forth on Schedule 4.2, none of the Business Contracts requires notice to, or the consent or approval of, any Governmental Authority or other third party to any of the transactions contemplated hereby to remain in full force and effect following such transactions.

4.3. Capitalization. R. Harvey, Inc. beneficially and of record owns 100% of the membership interests of Seller (the “Seller Membership Interests”). All of Seller Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by Seller in compliance with all Requirements of Law concerning the issuance of securities. None of the Seller Membership Interests were issued in violation of the preemptive rights of any past or present equity holder. Except as set forth on Schedule 4.3, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists that obligates Seller to issue any membership interests or the Member to transfer any of the Seller Membership Interests.

4.4. Financial Statements. Prior to the Closing, Seller has delivered to Purchaser the Financial Statements of Seller (balance sheet and statements of operations, cash flow and equity) for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 of the TRS Business (the “Prior Year Financial Statements”) and the financial statements of Seller and the TRS Business (balance sheet and statements of operations) for the fiscal period ended February 28, 2009 (the “Unaudited Financial Statements” and, together with the Prior Year Financial Statements, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present in all material respects the financial condition, and operating results of Seller as of the respective dates and for the respective periods indicated, and are consistent with the method in which they are presented.

4.5. Undisclosed Liabilities. Seller has no Liabilities (and to Seller’s Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for (i) Liabilities set forth on the face of the Unaudited Financial Statements (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Unaudited Financial Statements in the Ordinary Course of Business (and other than those matters disclosed on Section 4.2, none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of law).

4.6. Title to and Adequacy of the Purchased Assets.

4.6.1 Seller has good and marketable title to all of the Purchased Assets, which shall be free and clear of all Liens as of the time of Closing.

4.6.2 In conjunction with the Transition Services Agreement (and not including Excluded Assets), the Purchased Assets constitute, in the aggregate, all of the property necessary for the conduct of the TRS Business in the manner in which and to the extent to which it is currently being conducted in all material respects.

4.7. Intellectual Property.

4.7.1 Seller (i) owns, (ii) otherwise has the right pursuant to a valid written license, sublicense or other agreement, or (iii) has public domain or other legal access without need of a license, lease or consent of any third party, to all Intellectual Property owned by Seller and/or used in connection with the TRS Business as presently conducted or contemplated (the “Seller Intellectual Property”), free and clear of all Liens.

4.7.2. Schedule 4.7.2 sets forth a true and complete list of all (i) registrations, issuances, filings and applications for any Intellectual Property owned or filed by Seller used in the TRS Business and (ii) all licenses of or other agreements granting rights in Intellectual Property to which Seller is a party used in connection with the TRS Business (“IP Licenses”). All such items of Intellectual Property are valid, subsisting, enforceable, in full force and effect, and have not been or are not, as applicable, cancelled, expired, abandoned or otherwise terminated. All of the IP Licenses are valid, subsisting, in full force and effect and binding upon Seller and the other parties thereto in accordance with their terms. No event has occurred or condition or set of circumstances exists that (with or without notice or lapse of time or both), directly or indirectly, (a) may contravene, conflict with or result in a violation or breach of, or constitute a default under, any such IP License, (b) may give any Person the right to declare a default or exercise any remedy under any such IP License, (c) may give any Person the right of consent, termination, amendment, modification, purchase, cancellation or acceleration of any obligation under any such IP License or (d) may result in the loss of any property, rights or benefits under, or result in the imposition of any additional obligations under, any such IP License.

4.7.3. Seller has taken all necessary and desirable actions to maintain and protect each item of Seller Intellectual Property owned or purported to be owned by Seller, including by having all present and past employees, officers and consultants execute valid and enforceable agreements naming Seller as the owner of all Seller Intellectual Property developed by such Person. Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets and the proprietary nature and value of its Intellectual Property.

4.7.4. None of the Intellectual Property, business operations, products or services owned, used, developed, provided, sold, licensed, imported or otherwise exploited by Seller, nor the conduct of Seller of the TRS Business infringes upon, misappropriates or otherwise violates any Intellectual Property rights of others.

4.7.5. To the Knowledge of Seller, no Person is infringing upon or otherwise violating the Intellectual Property rights of Seller.

4.7.6. There are no Claims pending or, to the Knowledge of Seller, threatened, and there is no fact, event, condition or circumstance that, directly or indirectly, may give rise to or serve as a basis for the commencement of any Claim, (i) contesting the right of Seller to use, make, have made, sell, offer to sell, import, license or otherwise exploit any of Seller’s products or services currently or previously made, sold, offered for sale, licensed, imported, made available to any Person, or used or otherwise exploited, by Seller in the TRS Business or (ii) opposing or attempting to cancel any rights of Seller in or to any of its Intellectual Property.

4.7.7. After the consummation of the contemplated transactions, Purchaser will own all right, title, and interest in and to or have a valid written license to use all Seller Intellectual Property on identical terms and conditions as each of Seller enjoyed immediately prior to such transactions.

4.8. Customers. Each customer named on Schedule 4.8 is a bona fide customer of Seller and the sale of the Purchased Assets shall be sufficient to vest Purchaser with all of Seller’s right to provide the services to such customer that Seller has provided prior to the Closing Date. Each customer named on Schedule 4.8 has executed a Customer Contract with Seller, a fully executed copy of which has been provided to Purchaser except as otherwise expressly indicated on Schedule 4.8. For any customer for whom Seller does not have a fully executed Customer Contract, Schedule 4.8 denotes said customers, and said customers and Seller have operated in material compliance with the terms of the unsigned agreements provided to Purchaser by Seller for such customers. For any oral Customer Contract for which an unsigned agreement has not been presented to Purchaser setting forth the terms of the relationship between Seller and Purchaser, Seller represents to Purchaser that said oral Customer Contracts were entered into in the Ordinary Course of Business, are on normal and commercially reasonable terms based on Seller’s Ordinary Course of Business and are not unduly favorable to the parties thereto other than Seller. To the Knowledge of Seller, there is no fact or circumstance that Seller would reasonably expect to cause such revenues to decrease, whether in the aggregate or with respect to any particular source, in any material respects, except as disclosed in Schedule 4.8.

4.9. Accounts Receivable. All accounts receivable of Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are collectible, and will be collected in accordance with their terms at their recorded amounts following commercially reasonable efforts to make such collection, subject only to the reserve for bad debts set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

4.10. Agreements of Seller.

4.10.1. In addition to the Customer Contracts, Schedule 4.10 accurately and completely sets forth a true and complete list of all of the Contracts of Seller that relate to the Purchased Assets or the TRS Business, including, but not limited to, leases, supply agreements, loan agreements, pledge and security agreements, indemnity or guaranty agreements, bonds, notes, mortgages, joint venture or partnership agreements, options to purchase real or personal property, and agreements relating to the purchase or sale by Seller of assets or securities (collectively, including the Customer Contracts, the “Business Contracts”). Seller has previously furnished Purchaser with, or provided Purchaser access to, a true and complete copy of each such Contract listed on Schedule 4.10. There has not been any material default in any obligation to be performed by Seller, nor to the Knowledge of Seller, any other party, under any such Contract. No notice of default has been received by Seller and, to Seller’s Knowledge, there is no basis therefor. Except as set forth on Schedule 4.10, Seller is not now and has never been a party to any governmental contracts subject to price redetermination or renegotiation. Seller is not a party to or bound by any other Business Contracts related to the TRS Business other than as set forth on Schedule 4.10.

4.10.2. To Seller’s Knowledge, all Business Contracts have been entered into in the Ordinary Course of Business. To Seller’s Knowledge, all Business Contracts are enforceable by Seller in accordance with their terms.

4.10.3. Except as set forth on Schedule 4.10.3, all of the Business Contracts may be assigned to Purchaser free of cost or expense without obtaining the consent or approval of any other Person. Except as referenced in Section 11.1 of this Agreement, Seller is not a party to any Contract providing for any payments to any Person resulting from the consummation of the transactions contemplated hereby.

4.11. Permits. Schedule 4.11 contains an accurate list, summary description and copies of all licenses, franchises, permits, and other governmental authorizations held by Seller that are applicable to the conduct of the TRS Business including, without limitation, permits, licenses and operating authorizations, titles, franchises and certificates, owned or held by Seller (“Governmental Authorizations”). The Governmental Authorizations are valid, and Seller has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such Governmental Authorization. To Seller’s Knowledge, Seller holds all Governmental Authorizations necessary for operating the TRS Business. Seller has conducted and is conducting the TRS Business in compliance with the requirements, standards, criteria and conditions set forth in its Governmental Authorizations as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing. Except as specifically provided on Schedule 4.11, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Seller by, any such Government Authorizations.

4.12. Tax Matters.

4.12.1. Seller has timely filed (taking into consideration filing extensions) all Tax Returns and reports required to be filed by it in connection with the TRS Business, including, without limitation, all federal, state and local Tax Returns, and has paid in full or made adequate provision by the establishment of reserves for all Taxes and other charges which have become due or which are attributable to Seller’s conduct of the TRS Business or ownership of the Purchased Assets. Seller and the Member have no Knowledge of any Tax deficiency proposed or threatened against Seller or the Member arising from Seller’s or the Member’s conduct of the TRS Business or ownership of the Purchased Assets. There are no Tax Liens levied, or to the Knowledge of Seller, threatened against any of the Purchased Assets. Seller has made all payments of estimated Taxes attributable to Seller’s conduct of the TRS Business or ownership of the Purchased Assets when due in amounts sufficient to avoid the imposition of any penalty.

4.12.2. All Taxes and other assessments and levies arising from Seller’s conduct of the TRS Business or ownership of the Purchased Assets that Seller has been required by Law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Authority.

4.13. Litigation and Compliance with Law. Except as set forth on Schedule 4.13, there are no claims, actions, suits, arbitrations, investigations or proceedings, pending or, to Seller’s Knowledge, threatened against or affecting Seller, at Law or in equity, or before or by any Governmental Agency or instrumentality having jurisdiction over Seller. No notice of any claim, action, suit, arbitration, investigation or proceeding, whether pending or threatened, has been received by Seller, and to Seller’s Knowledge, there is no basis therefor. Except to the extent set forth on Schedule 4.13, (i) since Seller’s inception, Seller has conducted its TRS Business in compliance with all Requirements of Law applicable to the TRS Business or the Purchased Assets (including, HIPAA) in all material respects, and (ii) Seller currently conducts its TRS Business in compliance with all Requirements of Law applicable to the TRS Business or the Purchased Assets in all material respects. Neither Seller nor, to the best Knowledge of Seller, any employee of Seller, has made any payment of funds in connection with the TRS Business prohibited by Law, and no funds have been set aside to be used in connection with the TRS Business or the for any payment prohibited by Law.

4.14. No Material Adverse Change. Since December 31, 2008, Seller has conducted its operations in the Ordinary Course of Business and, except as set forth on Schedule 4.14, there has not been with respect to the TRS Business:

(a) any change in Seller’s authorized or issued membership interests; grant of any option or right to purchase Seller Membership Interests; issuance of any security convertible into Seller Membership Interests; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by Seller of any Seller Membership Interests;

(b) any damage, destruction or loss (whether or not covered by insurance) affecting the properties or TRS Business of Seller;

(c) any material Tax election or material change in the accounting methods used by Seller;

(d) any adoption of, or substantial increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Seller;

(e) any increase in the compensation payable or to become payable by Seller to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees substantially in accordance with past practice;

(f) any work interruptions, labor grievances or claims filed, or any proposed law, regulation or event or condition of any character materially adversely affecting the TRS Business;

(g) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of Seller relating to the TRS Business to any person, including, without limitation, the Member;

(h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Seller;

(i) any increase in Seller’s indebtedness, other than accounts payable incurred in the Ordinary Course of Business;

(j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the TRS Business or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the Ordinary Course of Business;

(l) any waiver of any material rights or claims of Seller relating to the TRS Business;

(m) any material breach, amendment or termination of any of the Business Contracts;

(n) any transaction by Seller outside the Ordinary Course of Business relating to the TRS Business; or

(o) any agreement, whether oral or written, by Seller or the Member to do any of the foregoing.

4.15. Employee Benefits Matters.

4.15.1. Schedule 4.15 lists all Plans. Except as disclosed on Schedule 4.15, there are no other benefits to which any current or former employees of Seller and/or any ERISA Affiliate or any other individual who provides services to Seller and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual is entitled or for which Seller and/or any ERISA Affiliate has any obligation. Except as set forth on Schedule 4.15, only current employees of Seller participate in the Plans, except as required by Code § 4980B and/or ERISA §§ 601-609. Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent three (3) years, all summary plan descriptions, prospectuses, Annual Report Form 5500’s or similar forms (and attachments thereto) for the most recent three (3) years, all Internal Revenue Service determination letters, and any related documents requested by Purchaser, including all amendments, modifications and supplements thereto, all material employee and/or participant communications relating to each such Plan, and all insurance contracts, administrative services agreements or contracts, have been made available to Purchaser, and all of the same are true, correct and complete in all material respects.

4.15.2. With respect to each Plan to the extent applicable:

(a) No litigation or administrative or other proceeding or investigation, claim, lawsuit, arbitration or other action is pending or threatened involving such Plan or any administrator, fiduciary, employee, contributing employer, contractor or agent of such Plan, other than routine claims for benefits in the Ordinary Course of Business for such Plan.

(b) Such Plan has been administered and operated in compliance with, and has been amended to comply with, all applicable laws, rules, and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue code of 1986, as amended (the “Code”), and the regulations issued under ERISA and the Code.

(c) Seller and ERISA Affiliates have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan if applicable.

(d) Such Plan is fully funded in an amount sufficient to pay all Liabilities (whether or not vested) accrued (including Liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof.

(e) On the Closing Date such Plan will be fully funded in an amount sufficient to pay all Liabilities (whether or not vested) accrued as of the Closing Date (including Liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred as of the Closing Date, or adequate reserves will be set up on Seller’s books and records, or paid-up insurance will be provided, therefor.

(f) Such Plan has been administrated and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four (4) years prior hereto any increase in the Liabilities of such Plan beyond increases typically experienced as a result of changes in the workforce.

(g) Such Plan is not a multiemployer plan (as defined in ERISA § 3(37) or 4001(a)(3)), is not a single-employer plan (as defined in ERISA § 4001(a)(15)), and is not a defined benefit plan (as defined in ERISA § 3(35)), and is not a plan maintained by more than one employer (within the meaning of Code § 413(c)).

(h) No person or entity has engaged in any “prohibited transaction” (as defined in ERISA § 406 or Code § 503(b) or 4975) with respect to such Plan on or prior to the Closing Date, and no person or entity who would be a fiduciary with respect to such Plan has breached any of his responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would subject Seller or any ERISA Affiliate, or any person or entity whom Seller has an obligation to indemnify, to any liability.

(i) Such Plan contains provisions which allow additional benefits under the Plan to be discontinued at any time and for any reason, and which allow the Plan to be terminated (or Seller’s participation in the Plan to be terminated) by Seller at any time and for any reason, and, if such Plan were terminated (or Seller’s participation in such Plan were terminated) on or prior to the Closing Date, no additional liability would be incurred by Seller by such action.

(j) All communications with respect to such Plan by any person or entity on or prior to the Closing Date have reflected accurately in all material respects the documents and operations of such Plan, and no person or entity has, as of the Closing Date, any liability under any applicable law by reason of any communication or failure to communicate with respect to or in connection with such Plan.

(k) Such Plan does not provide benefits to any former employee, or any other person who is not performing services for Seller, except as required by Code § 4980B and/or ERISA §§ 601-609.

(l) No liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred or will be incurred as of the Closing Date by Seller or any ERISA Affiliate, except for PBGC insurance premiums (if any), and all such insurance premiums incurred or accrued up to and including the Closing Date have been timely paid, or will be timely paid prior to the Closing Date.

(m) Neither Seller nor any ERISA Affiliate has ceased operations at any facility or withdrawn from such Plan in a manner which could subject Seller to liability under ERISA § 4062, 4063 or 4064, and no events have occurred or will occur on or prior to the Closing Date which might give rise to any liability of Seller to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Seller by the PBGC.

(n) No entitlement to any benefit (including, but not limited to, severance pay, unemployment compensation or payment contingent upon a change in control or ownership of Seller) from such Plan shall arise, and no acceleration or increase in benefits due any person shall occur, by reason of the consummation of the transactions contemplated by this Agreement.

(o) An ERISA fiduciary insurance policy issued by a licensed insurance company is in place covering each and every fiduciary of such Plan.

(p) If such Plan purports to provide benefits which qualify for Tax-favored treatment under Code § 79, 105, 106, 117, 120, 125, 127 129 or 132, the Plan satisfies the requirements of said Code sections.

4.15.3. The participants and beneficiary records with respect to each Plan providing benefits to employees or other Persons performing services for Seller and their spouses, dependents, etc., are in the custody of Seller (or an agent of Seller who must, upon demand, provide such records to Seller), and such records accurately state the history of each participant and beneficiary in connection with each such Plan and accurately state the benefits earned by and/or owed to each such participant and beneficiary.

4.15.4. Except as otherwise set forth on Schedule 4.15, Seller is not liable for and neither Seller nor Purchaser will be liable for, any contribution, Tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Plan maintained, sponsored or contributed to by an ERISA Affiliate, including, without limitation, withdrawal liability arising under Title IV of ERISA, Liabilities to the PBGC, or Liabilities under Code § 412 or ERISA § 302.

4.15.5. Purchaser shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer or otherwise, and shall have no liability whatsoever with respect to, any Plan as set forth in Section 2.2.1, or with respect to any Seller Employee Liabilities as set forth in Section 2.2.2.

4.16. Employment and Labor Matters.

4.16.1. List; Unpaid Compensation. Schedule 4.16.1 lists: (a) all present employees (including title and position), contractors and consultants of Seller engaged in the TRS Business, other than those employees who also participate in the TRSi Business and are not to be hired by Purchaser, (b) their current rate of compensation and benefits, and (c) their accrued vacation, if applicable. Schedule 4.16.1 also indicates any of such parties who are absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation. Except as set forth on Schedule 4.16.1, with respect to the TRS Business, there are no unpaid wages (other than accrued wages for the current pay period), bonuses or commissions (other than those not yet due) nor does Seller owe any Tax, penalty, assessment or forfeiture for failure to comply with any of the foregoing. Except as provided on Schedule 4.16.1, the employment of all employees, contractors and consultants listed on Schedule 4.16.1 may be terminated at any time with or without cause and without any severance or other Liability to Seller except as set forth on Schedule 4.16.1. Seller has paid or properly accrued and set forth on the face of the Financial Statements in the Ordinary Course of Business all wages and compensation due to any employee of Seller engaged in the TRS Business or other Person in connection with the TRS Business, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

4.16.2. Certain Information. Except as listed in Schedule 4.16.2, in connection with the TRS Business, Seller: (a) since January 1, 2007, has not experienced, and there are not pending or, to the Knowledge of Seller, threatened, any labor disputes, organized slowdown, pickets, work slow-downs due to labor disagreements, organized work interruption, strike or work stoppage by employees of Seller or any actions or arbitrations that involve employees of Seller; (b) is not a party to, nor is it obligated by, any oral or written agreement, labor union or collective bargaining or otherwise, regarding the rates of pay or working conditions of any of the employees of Seller; and (c) is not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of the employees of Seller. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the TRS Business.

4.16.3. Labor Claims. Except as listed in Schedule 4.16.3, with respect to the TRS Business: (a) neither Seller nor any of its officers, directors, or employees has been charged or, to Knowledge of Seller, threatened with the charge of any unfair labor practice, charge or complaint pending, unresolved, or, to the Knowledge of Seller, threatened with respect to the TRS Business; (b) Seller is in material compliance with, and is not in violation of any, all Requirements of Law concerning the employer-employee relationship and anti-discrimination and equal employment opportunities; and (c) there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee of Seller or other Person. Seller has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee of Seller or other Person in connection with the TRS Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

4.16.4. Employment Agreements. Except as listed in Schedule 4.16.4: (a) all officers, employees, and agents of Seller engaged in the TRS Business are employees at-will and for indefinite terms, and (b) there are no outstanding agreements or arrangements with respect to severance payments. Seller has furnished Purchaser or its Representatives with true, complete and correct copies of all such employment agreements and all other employment agreements and other similar agreements or arrangements containing “golden parachute” or other similar provisions.

4.16.5. Seller has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986. Schedule 4.16.5 sets forth a true and complete list of all employees of Seller or other Person in connection with the TRS Business working in the United States who, to the Knowledge of Seller (after reasonable inquiry), are not U.S. citizens and a description of the legal status under which each such individual is permitted to work in the United States. To the Knowledge of Seller, all employees of Seller or other Person who are performing services for Seller in the United States are legally able to work in the United States and will be able to continue to work in the TRS Business in the United States following the consummation of the transactions contemplated by this Agreement.

4.17. Compensation; Employment Agreements. Schedule 4.17 sets forth an accurate schedule of all employees of Seller working in the TRS Business, other than those employees of Seller who also work in the TSRi Business and shall not be hired by Purchaser after the Closing, listing the rate of compensation (and the portions thereof attributable to salary, bonus, and other similar compensation, respectively) of each of such Persons as of the date hereof.

4.18. Insurance. Schedule 4.18 sets forth an accurate list as of December 31, 2008 of all insurance policies carried by Seller. Seller has made available to Purchaser or its Representatives upon request true, complete and correct copies of all of Seller’s insurance policies, covering at least the past three (3) years, as well as insurance loss runs and worker’s compensation claims received by Seller during the past three (3) years. Except as set forth on Schedule 4.18, none of such policies is a “claims made” policy. Such policies are currently in full force and effect.

4.19. Books and Records. The books of account and other financial records to be transferred to Purchaser pursuant hereto are in all material respects complete and correct, are maintained in accordance with all Requirements of Law, and are accurately reflected in the Financial Statements. Seller has provided to Purchaser and its Representatives true and complete copies of or access to all minute books or other records relating to the TRS Business or the Purchased Assets.

4.20. Related-Party Transactions. Except as set forth on Schedule 4.20, no officer, director or member of Seller has, nor during the period beginning January 1, 2008 through the date hereof, had any interest in any property, real or personal, tangible or intangible, that is or was material to the TRS Business.

4.21. Privacy; Data Protection. Seller has not collected any personally identifiable information concerning users of its products, services and websites from any third parties in connection with the operation of the TRS Business. Seller and, to Seller’s Knowledge, its subcontractors in the TRS Business have complied in all material respects with all Requirements of Law and its privacy policies relating to the privacy of users of Seller’s products, services and websites, including without limitation with respect to the use, collection, storage, disclosure and transfer of any data and personally identifiable information collected by Seller or by third parties having authorized access to the records of Seller. Seller and, to the Knowledge of Seller, its subcontractors have complied in all material respects with all Requirements of Law and its privacy policies relating to the collection, use, storage, transfer, and disclosure of any data and personally identifiable information of any employees, contractors or consultants, both in the United States and internationally. Seller has not received a complaint regarding Seller’s collection, use or disclosure of data, including but not limited to personally identifiable information. The execution, delivery and performance of this Agreement comply with all Requirements of Law relating to privacy and do not violate Seller’s privacy policies. True and correct copies of all such privacy policies are referred to on Schedule 4.21 and are available to Purchaser for review, and Seller and its subcontractors have at all times made all privacy policy disclosures to such users or customers as required by Requirements of Law. None of such disclosures made or contained in any such privacy policy has been inaccurate, misleading or deceptive or in violation of any

Requirements of Law. Seller has implemented and maintains a comprehensive plan, or plans, which (i) identifies internal and external risks to the security of data and TRS Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; (iii) maintains notification procedures in compliance with all Requirements of Law and privacy or other policies in the case of any breach of security compromising data, including unencrypted data containing personally identifiable information; and (iv) adequately provides for the prevention of data loss. Seller has not experienced any data loss, breach of security or otherwise unauthorized access by third parties to TRS Confidential Information, including personally identifiable information, in Seller’s possession, custody or control.

4.22. Real Estate.

4.22.1. No Ownership of Real Property. Seller does not own any real property and has not owned any real property during the past twelve (12) months.

4.22.2. Leased Properties. Schedule 4.22.2 is a true, correct and complete schedule of all leases and other agreements (collectively, the “Real Property Leases”) under which Seller uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”). Seller has heretofore delivered to Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). To the Knowledge of Seller, each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by Seller as tenant thereunder are current, no written notice of default under any Real Property Lease has been received by Seller which remains uncured, no written termination notice under any Real Property Lease has been received by Seller, and no uncured material default on the part of Seller or, to the Knowledge of Seller, the landlord, exists under any Real Property Lease.

4.22.3. Entire Premises. Except with respect to the residence of Employees, all of the land, buildings, structures and other improvements used by Seller in the conduct of the TRS Business are included in the Leased Real Property.

4.22.4. Space Leases. Except as set forth on Schedule 4.22.4, no Person has been granted by Seller pursuant to a written agreement or pursuant to any other agreement, oral or otherwise, any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

Condemnation. Seller has not received written notice or any other notice, oral or otherwise, of any sale or other disposition of the Leased Real Property or any part thereof.

4.23. Accuracy of Representations. No written representation, statement or information made or furnished by Seller and the Member to Purchaser including without limitation, those contained in this Agreement and the various schedules attached hereto and the other written information previously furnished by Seller and the Member to Purchaser, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading; provided, however, that Seller and Member may update the disclosures made in the updated and final Disclosure Schedules pursuant to this Article IV prior to the Closing with new events or new information from the date of this Agreement until the Closing without violating this Section Article IV and with Purchaser’s sole remedy being termination of this Agreement.

5. Representations and Warranties of Purchaser.

In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereunder, Purchaser makes the following representations and warranties:

5.1. Organization, Power and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

5.2. Authority; No Conflict.

5.2.1. Purchaser has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Purchaser is or will be a party that are required to be executed pursuant to this Agreement (the “Purchaser Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements have been duly and validly approved by Purchaser’s Board of the Directors, as required by Purchaser’s corporate organizational documents and Requirements of Law. No additional corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement and the Purchaser Ancillary Agreements are, or when executed and delivered by Purchaser will be, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2.2. Neither the execution and delivery of this Agreement and the Purchaser Ancillary Agreements nor the consummation or performance of any of the contemplated transactions hereunder will, directly or indirectly (with or without notice or lapse of time):

(a) Contravene, conflict with, or result in a violation of (1) any provision of the Certificate of Incorporation and Bylaws of Purchaser or (2) any resolution adopted by the Board of Directors of Purchaser;

(b) Contravene, conflict with, or result in a violation of, or give any Governmental Authority or any Person the right to challenge this Agreement or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Requirements of Law to which Purchaser, may be subject;

(c) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Purchaser;

(d) Contravene, conflict with, or result in a violation of, or give any Governmental Authority or any Person the right to challenge this Agreement, the Purchaser Ancillary Agreements or any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Contract to which Purchaser is now a party.

5.2.3. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of the Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

5.3. Litigation. There are no claims, actions, suits, arbitrations, investigations or proceedings, pending or, threatened against or affecting Purchaser, at law or in equity, or before or by any Governmental Authority having jurisdiction over Purchaser, which would have a material adverse effect on Purchaser. No notice of any claim, action, suit, arbitration, investigation or proceeding, whether pending or to Purchaser’s Knowledge threatened, has been received by Purchaser.

5.4. Accuracy of Representations. No written representation, statement or information made or furnished by Purchaser including without limitation, those contained in this Agreement and the various schedules attached hereto and the other written information previously furnished by Purchaser to Seller and Member, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading; provided, however, that Purchaser may update the disclosures in the updated and final Disclosure Schedules made pursuant to this Article V prior to the Closing with new events or new information from the date of this Agreement until the Closing without violating this Section Article V and with Seller’s and the Member’s sole remedy being termination of this Agreement.

6. Affirmative Covenants.

6.1. Conduct of Business of Seller. Except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms:

6.1.1. Seller shall conduct its TRS Business operations in the Ordinary Course of Business consistent with past practice and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve intact its business organization, keep available the services of its current senior management as a group and maintain satisfactory relationships with any Person having business relationships with the TRS Business.

6.1.2. Seller shall not affect any of the following without the prior written consent of Purchaser:

(a) make any change in or amendment to its organizational documents or its by-laws (or comparable governing documents);

(b) issue or sell, or authorize to issue or sell, any Seller Membership Interests or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any Seller Membership Interests or any other ownership interests;

(c) split, combine, redeem or reclassify, purchase or otherwise acquire, or declare, pay or set aside any dividend or make any distribution with respect to, any Seller Membership Interests or its other securities;

(d) make any investment in, acquisition of, or capital contributions to, any Person other than in the Ordinary Course of Business;

(e) sell, lease or otherwise dispose of any of its properties or assets relating to the TRS Business, except in the Ordinary Course of Business;

(f) amend, supplement, modify, terminate or waive any material rights under any Contract or enter into a Contract, except in the Ordinary Course of Business consistent with past practice;

(g) incur any indebtedness for borrowed money or make any loan or advance to any other Person, other than routine advances to employees consistent with past practice or other advances on its existing revolving line of credit in the Ordinary Course of Business;

(h) grant or agree to grant to any officer or employee of the TRS Business any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, establish any new compensation or benefit plans or arrangements or amend or agree to amend any existing Plan, except (A) as may be required under any Requirements of Law, (B) as specifically required by the provisions of any Plan in effect on the date hereof or (C) in the Ordinary Course of Business;

(i) delay or defer the payment of any accounts payable, other than in the Ordinary Course of Business;

(j) make or authorize capital expenditures, other than in the Ordinary Course of Business and upon Purchaser’s prior written consent for capital expenditures in excess of $10,000;

(k) pay, discharge or satisfy any Liabilities, other than in the Ordinary Course of Business;

(l) grant any license with respect to the Seller Intellectual Property other than in the Ordinary Course of Business;

(m) take any action or omit to take any action that would reasonably be expected to cause any of the Seller Intellectual Property to become invalidated, abandoned or dedicated to the public domain;

(n) accelerate or change its policy with respect to the collection of any accounts receivable; or

(o) authorize any of, or commit or agree to take any of, the foregoing actions.

6.2. Access and Information. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms, Seller shall afford Purchaser and its employees, counsel, accountants, financing sources, consultants and other authorized Representatives reasonable access to the officers, directors, employees, accountants, properties, customers, books and records of Seller and, during such period, Seller shall furnish promptly to Purchaser all information concerning the TRS Business, the Purchased Assets and personnel of the TRS Business as Purchaser may request; provided, however, that such access shall not unreasonably disrupt the operations of Seller.

6.3. Commercially Reasonable Efforts.

6.3.1. Subject to the terms and conditions herein, each of the Parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Requirements of Law to consummate and make effective the transactions contemplated by this Agreement. Seller and Purchaser will use their respective commercially reasonable best efforts to obtain any and all consents of all Governmental Authorities and other third parties necessary in connection with the consummation of the transactions contemplated by this Agreement. Purchaser agrees that it shall take and perform all actions necessary to satisfy any requirements imposed upon Purchaser under any rule or regulation of the Securities Exchange Commission, or under any state or federal law imposed or arising as a result due to Purchaser’s status as a registered and publically traded company.

6.3.2. In the event any claim, action, suit, investigation or other proceeding is commenced which threatens or questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their respective commercially reasonable best efforts to defend against such Action (and, if an Order is issued in any such Action, to use their respective reasonable best efforts to have such Order lifted) and to eliminate any other impediment to the consummation of the transactions contemplated hereby.

6.4. Public Announcements. The Parties hereto each agree (i) to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) to provide to each other Party for review a copy of any such press release or public statement and (iii) to not issue any such press release or make any such public statement prior to such consultation and review and, unless such issuance is required by Requirements of Law, the receipt of the prior consent of the other Parties to this Agreement.

6.5. Notification of Certain Matters.

Purchaser, on the one hand, and Seller, on the other hand, shall use their respective reasonable best efforts to promptly notify each other of (i) any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Purchaser, the Knowledge of the Member or the Knowledge of Seller, threatened against Seller, the Member or Purchaser, or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Sections 7 and 8 not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect any representation, warranty or covenant, or the conditions to the obligations, of any Party to this Agreement.

6.6. No Solicitation of Other Proposals.

6.6.1 From the date hereof until the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms, neither Seller nor any of its directors, officers, shareholders, employees, agents, investment bankers, accountants, consultants, financial advisors, counsel, financing sources or representatives (collectively, “Representatives”; such term to apply with respect to Purchaser to such persons of the Purchaser) shall take any action to, and shall not, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser (and its Representatives) concerning any Alternate Transaction. From the date hereof until the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms, Seller shall promptly notify Purchaser of the receipt by it or any of its Representatives of any proposal or offer regarding an Alternate Transaction or any indication that any Person is considering making a proposal or offer regarding an Alternate Transaction.

6.6.2 If (i) Seller breaches Section 6.6.1 hereof or Seller terminates this Agreement other than in accordance with Section 10.1 hereof, and (ii) within twelve (12) months after the date of such breach; the Shareholder or Seller signs a letter of intent or other agreement relating to the acquisition of a material portion of the Seller Stock, its assets, or the Business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, the Shareholder shall pay, or cause Seller to pay, to Purchaser the expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated herein up to $100,000, including, but not limited to, the fees of attorneys, advisors, accountants, consultants, brokers, finders and trustees of Purchaser. This fee will not serve as the exclusive remedy to Purchaser under this Agreement in the event of a breach of Section 6.6.1 or any other covenant herein, and Purchaser shall be entitled to all other rights and remedies provided by law or in equity.

6.7. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller, on the one hand, and Purchaser, on the other hand, in equal shares when due, and Seller and Purchaser will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation.

6.8. Tax Returns. Seller shall duly file or cause to be filed all Tax Returns related to Taxes of any nature with respect to the TRS Business or the Purchased Assets for all periods ending on or prior to the Closing Date and pay all Taxes due with respect to such periods.

6.9. Restrictive Covenants.

. Seller will reasonably cooperate with Purchaser in having Seller’s employees who are hired by Purchaser at Closing to enter into Purchaser’s standard restrictive covenants agreement in connection with Purchaser’s hiring of said employees.

6.10. Release of Liens. Prior to the Closing Date, Seller shall cause to be released all Liens in and upon any of the Purchased Assets.

6.11. Execution of Further Documents. From and after the Closing, upon the reasonable request of Purchaser, Seller and the Member shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey and transfer to and vest in Purchaser and protect its rights, title and interest in the Purchased Assets and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

6.12. Additional Deliveries of Seller and the Member. At the Closing, Seller and the Member, as the case may be, shall deliver to Purchaser the following items:

6.12.1. Prepaid Expenses and Deposits. A list of Seller’s prepaid expenses and deposits as of the Closing Date (to the extent that they are not Excluded Assets) certified by Seller’s President, which (i) specifically sets forth and certifies the amount of all the prepaid expenses and deposits which are transferred to Purchaser as part of the Purchased Assets, (ii) certifies that the amount of all such prepaid expenses and deposits represent sums prepaid or deposited by Seller in connection with Purchased Assets transferred by Seller to Purchaser, (iii) certifies that Purchaser has acquired all right, title and interest in and to such prepaid expenses and deposits, there exists no default by Seller with respect to any of the Contracts related to such prepaid expenses or deposits, and that no Person holding any such prepaid expenses or deposits has indicated any reason to claim or retain such deposits, or indicated that they are not obligated to provide the materials or services contracted.

6.12.2. Records. All of Seller’s Business Contracts and commitments, books, records and other data relating to the Purchased Assets and the TRS Business.

6.12.3. Required Consents. Those notices, consents or assignments necessary to consummate the transactions contemplated by this Agreement required by Governmental Authorities or lessors, lenders, suppliers, customers, partners or otherwise, including, without limitation, those consents listed and described on Schedule 4.2. To the extent any third party consents have not been obtained as of the date hereof, Seller and the Member shall use their reasonable best efforts to obtain within forty-five (45) days after the Closing Date all consents and approvals of third parties required to transfer all of the Purchased Assets to Purchaser hereunder (including, without limitation, all rights under Customer Contracts, license agreements and service agreements to be assigned to Purchaser) and provide Purchaser with the benefits of such Purchased Assets until such consents and approvals have been properly obtained in effectuating the transactions contemplated herein.

6.12.4 Updated Disclosure Schedules. Updated and final Disclosure Schedules that are acceptable to Purchaser.

6.13. Expenses. Purchaser, on the one hand, and Seller, on the other hand, will each be responsible for their own transaction fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or other Representatives or consultants) in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”), whether or not the transactions contemplated hereby are consummated. For the avoidance of doubt, any Transaction Expenses incurred by Seller shall be the responsibility of Seller, and any Transaction Expenses incurred by Seller that have not been paid by Seller as of the Closing shall be paid after Closing by Seller.

6.14. Sales Tax. Seller, if necessary, agrees to file all sales and use Tax Returns with respect to the period ending on the Closing Date within the time period required by Requirements of Law following the Closing.

6.15. Intentionally omitted.

6.16. Intellectual Property. At Closing, upon the request of Purchaser, Seller and the Member shall convey, assign, and register in the U.S. Patent and Trademark Office, or cause to be assigned and conveyed and registered in the U.S. Patent and Trademark Office, to Purchaser, by documents or instruments in form satisfactory to and prepared by counsel for Purchaser, all of its rights to and in, and recognize in Purchaser, as between Seller, the Member and Purchaser, all of Seller’s and the Member’s right and license to conduct the TRS Business under the Seller Intellectual Property, including, but not limited to, trademarks. Seller and the Member shall change or cause to be changed the trademarks, styles of Seller and any other entities having similar or confusingly similar trademarks and no longer use such Intellectual Property anywhere worldwide; provided, however, Seller is permitted to continue to us the name “TRS Institute” and “TRSi” in connection with the operation of its business after the Closing Date. Purchaser, pursuant to this transfer of Seller Intellectual Property shall hold, as between Seller, the Member and Purchaser, all of Seller’s and the Member’s right and license to use all Intellectual Property which has been adopted or used by Seller or the Member in connection with the marketing or sale of the services and/or products of the TRS Business.

6.16.1. Except as permitted under Section 6.14 above, Seller and the Member acknowledge and agree that they shall not have the right to and covenant that they shall not either directly or through any business association or entity controlled by any of them or under common control, in any way make any reference, orally or in writing, to the Seller’s TRS Business Intellectual Property, including but not limited to trademarks or similar or confusingly similar trademarks, in any manner whatsoever, in connection with the solicitation of business.

6.16.2. Within seven (7) days after the Closing Date, Seller and the Member shall deliver written evidence reasonably satisfactory to Purchaser’s counsel that Seller has changed its name (and Member has changed name of any entity he owns or controls) to a name that is not “Transcription Relief Services” or a similar or confusingly similar name. During said period,

Seller shall not use “Transcription Relief Services” or a similar or confusingly similar name in any manner, except as agreed to in writing by Purchaser. After the Closing Date Seller may continue to use the names “TRS Institute,” and “TRSi” in the operation of the TRS Business.

6.17. Customer Contract Signatures. Seller shall use its best efforts to obtain fully executed Customer Contracts with all customers for which signatures have not been located prior to the Closing Date. For those customers for which signatures are not obtained prior to the Closing Date, Seller and the Member shall cooperate with Purchaser and use their best efforts to obtain all such signatures following the Closing Date as required by Purchaser.

6.18. Confidentiality of Seller. Following the Closing, Seller will, and will use its reasonable best efforts to cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all TRS Confidential Information concerning the TRS Business and the Purchased Assets, except to the extent that Seller can show that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or their respective Representatives, (b) is lawfully acquired by Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is required to be disclosed by Requirements of Law, including by deposition, interrogatory, request for documents, subpoena, civil investigation demand, or similar process. In the event that Seller is compelled to disclose any such information by judicial or administrative process or by other Requirements of Law, Seller will notify Purchaser promptly in writing and shall disclose only that portion of such information that Seller in the written opinion of its outside legal counsel is legally required to be disclosed.

6.19. Confidentiality of Purchaser. Purchaser will, and will use its reasonable best efforts to cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all TRSi Confidential Information concerning the TRSi Business. In addition, neither Purchaser nor any Affiliate of Purchaser shall use the TRSi Confidential Information for any commercial purpose other than to evaluate the acquisition of the TRS Business and Purchased Assets and such other transactions set forth in this Agreement. The foregoing restrictions shall not apply to the extent that Seller can show that such TRSi Confidential Information (a) is in the public domain through no fault of Seller or any of its Affiliates or their respective Representatives, (b) is lawfully acquired by Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is required to be disclosed by Requirements of Law, including by deposition, interrogatory, request for documents, subpoena, civil investigation demand, or similar process. In the event that Seller is compelled to disclose any such information by judicial or administrative process or by other Requirements of Law, Seller will notify Purchaser promptly in writing and shall disclose only that portion of such information that Seller in the written opinion of its outside legal counsel is legally required to be disclosed, and such information shall be disclosed only to the extent required.

6.20. Employees of the TRS Business.

6.20.1. Hiring Employees. Purchaser agrees to offer employment to each of the employees of Seller set forth in Schedule 6.20 (such employees hereinafter referred to as the “Transferred Employees”), and Seller acknowledges that Purchaser shall, and shall allow Purchaser to, offer such employment. Purchaser shall be entitled to specify the terms of such employment, in its discretion. Purchaser shall not take any action that would constitute a “plant closing” or “mass layoff” (as defined in § 2102(a) of the WARN Act) for a period of at least 60 days after the Closing Date.

6.20.2. No Third Party Beneficiaries. The provisions of this Agreement are for the benefit of Purchaser and Seller only, and no employee of Seller or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of Seller, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

6.21. Cooperation. After the Closing Date, Purchaser and Seller shall (i) provide, or cause to be provided, to each other’s respective Representatives and Affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any audit which relates to the income or operations of the TRS Business or the Purchased Assets in respect of which Purchaser or Seller are responsible hereunder and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this Section 6.18 shall include each of Purchaser and Seller (x) making their Representatives and the Representatives of their respective Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

6.22. Offset Rights. Purchaser and Seller agree that if a payment is due to Seller at any point in time under this Agreement, and that at such time there is a pending claim filed by Purchaser against Seller pursuant to the terms of Section 9 hereof, then Purchaser shall instead remit the amount otherwise due Seller to Regions Bank (or such other financial institution mutually agreed to by Seller and Purchaser) to be held in escrow pursuant to an escrow agreement agreed upon by Purchaser and Seller until any and all pending Purchaser indemnification claims have been resolved in accordance with the terms hereof.

7. Conditions to Purchaser’s Obligations to Close.

The obligation of Purchaser to purchase the Purchased Assets and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, Purchaser of the following conditions on or before the Closing Date.

7.1. Representation and Warranties. The representations and warranties of Seller contained in Section 4 hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

7.2. Compliance with this Agreement. Seller shall have performed and complied with all of its agreements set forth herein that are required to be performed by Seller on or before the Closing Date.

7.3. Sellers’ Certificates. Purchaser shall have received a certificate from Seller, in form and substance satisfactory to Purchaser, dated the Closing Date, and signed by Seller’s President, certifying as to the matters set forth in Sections 7.1 and 7.2.

7.4. No Material Adverse Change. Since February 1, 2009, there shall have been no event, circumstance or condition that, individually or in the aggregate, had or could reasonably be expected to have a material adverse change in the Condition of Seller.

7.5. Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, Seller of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof.

7.6. No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of Purchaser, (a) prohibit or materially restrict (i) the purchase of the Purchased Assets or (ii) the consummation of the other transactions contemplated by this Agreement, (b) subject Purchaser to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Assets were to be purchased hereunder or (c) restrict the operation of the TRS Business as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of Seller.

7.7. No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at Law, in equity, in arbitration or before any Governmental Authority against Seller or the Member which would, if adversely determined (a) have a material adverse effect on the Condition of Seller or (b) have a material adverse effect on the ability of Seller and the Member to perform its obligations under this Agreement or each of the other Transaction Documents.

7.8. Bill of Sale. Seller shall have delivered to Purchaser such bills of sale, assignments, lease assignments and other instruments, including a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”), as shall be sufficient to vest in Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens.

7.9. Assignment and Assumption Agreement. Seller shall have delivered to Purchaser an assignment and assumption agreement substantially in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”).

7.10. Non-Competition Agreements. Seller, the Member and Robert H. Harvey shall have delivered to Purchaser duly executed noncompetition agreements, substantially in the form of Exhibit D hereto (the “Noncompetition Agreements”).

7.11. Opinion of Counsel. Purchaser shall have received an opinion of Seller’s legal counsel, dated the Closing Date, in a form reasonably requested by Purchaser’s counsel.

7.12. Customer Agreement Signatures. Seller shall obtain the signatures to all Customer Contracts for customers listed on Schedule 7.12, if any.

7.13. Transition Services Agreement. Seller shall have delivered to Purchaser a duly executed Transition Services Agreement, substantially in the form of Exhibit E attached hereto (the “Transition Services Agreement”).

7.14. Guaranty Agreement. Robert H. Harvey shall have delivered to Purchaser a duly executed Guaranty Agreement, substantially in the form of Exhibit F attached hereto (the “Guaranty”).

8. Conditions to Seller’s Obligations to Close.

The obligation of Seller to sell the Purchased Assets and the obligation of Seller to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, Seller OF the following conditions on or before the Closing Date:

8.1.1. Payment of Purchase Price. The Purchaser shall be prepared to pay the aggregate Purchase Price for the Purchased Assets pursuant to the terms of Section 2 of this Agreement.

8.1.2. Representation and Warranties. The representations and warranties of Purchaser contained in Section 5 hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

8.1.3. Compliance with this Agreement. Purchaser shall have performed and complied with all of its agreements set forth herein that are required to be performed by Purchaser on or before the Closing Date.

8.1.4. Officer’s Certificate. Seller shall have received a certificate from Purchaser, in form and substance satisfactory to Seller, dated the Closing Date, and signed by an officer of the Purchaser, certifying as to the matters set forth in Sections 8.2 and 8.3.

8.1.5. Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, Purchaser of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and the Seller shall have been furnished with appropriate evidence thereof.

8.1.6. No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of Seller, (a) prohibit or materially restrict (i) the sale of the Purchased Assets or (ii) the consummation of the other transactions contemplated by this Agreement, or (b) subject Seller to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Assets were to be sold.

8.1.7. No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at Law, in equity, in arbitration or before any Governmental Authority against Purchaser which would, if adversely determined (a) have a material adverse effect on the Condition of Purchaser or (b) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or each of the other Transaction Documents.

8.1.7. Note. Purchaser shall have executed and delivered the Note.

8.1.8. Non-Competition Agreements. Purchaser shall have executed and delivered the Non-Competition Agreements.

8.1.9. Transition Services Agreement. Purchaser shall have executed and delivered the Transition Services Agreement.

9. Indemnification.

9.1. Agreement by Seller and the Member to Indemnify. Seller and the Member, jointly and severally, agree that they will indemnify and hold Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) harmless in respect of the aggregate of all “jointly indemnifiable damages” of Purchaser. For this purpose, “jointly indemnifiable damages” of the Purchaser Indemnified Parties means the aggregate of Losses incurred by the Purchaser Indemnified Party in any action or threatened action between the Seller Indemnifying Party and the Purchaser Indemnified Party (or between the Purchaser Indemnified Party and any third party or otherwise) incurred or suffered by the Purchaser Indemnified Parties; (a) resulting from the failure of any representation and warranty or other statement made by Seller in this Agreement or in any Seller Ancillary Agreements to be true and correct as of the date of this Agreement and as of the Closing Date, subject to additional disclosures for new circumstances or new events arising after the date of this Agreement and prior to the Closing Date that are communicated in updated and final Disclosure Schedules; (b) resulting from any default in the performance of any of the covenants or agreements made by Seller or Member in this Agreement and in any Seller Ancillary Agreements; (c) related to any Excluded Liability, whether or not disclosed on any Schedule; (d) related to any claims by any customer, supplier or employee based on actions and omissions of Seller prior to the Closing, including breach of warranty claims; (e) related to any Seller Employee Liabilities, whether or not disclosed on any Schedule, except for accrued vacation time expressly assumed by Purchaser as set forth on Schedule 2.2; (f) resulting from the failure of Seller to pay any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and any Seller Ancillary Agreements; or (g) resulting from fraudulent transfer Laws or the failure to comply with any bulk sales Laws and similar Laws; provided that, for purposes of this Section 9.1, the representations and warranties herein and in the Seller Ancillary Agreements shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects” and similar qualifications as to materiality shall not be deemed as limiting or prohibiting Purchaser from submission of a claim for indemnification hereunder (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold). The foregoing obligation of Seller and the Member to indemnify the Purchaser Indemnified Parties shall be subject to each of the following principles or qualifications:

9.1.1. The obligation to indemnify shall survive after the Closing Date, provided that (a) except as is otherwise provided for below and herein, each of the representations and warranties and other statements made by Seller in Section 4 of this Agreement and in the Seller Ancillary Agreements shall only survive for a period of eighteen (18) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Purchaser, and thereafter all such representations and warranties shall be extinguished; provided, however, that each of the warranties and representations set forth in Section 4.12 hereof, which shall survive until such time as the limitations period has run for all Tax periods ended prior to the Closing Date, which shall be deemed to be the expiration date for Section 4.12; the representations and warranties in Section 4.15, insofar as they relate to compliance with ERISA, which shall survive until such time as no possible liability could possibly be asserted against any of the Purchaser Indemnified Parties with respect to any Plan, which shall be deemed to be the expiration date for Section 4.15; the representations and warranties in Section 4.16, which shall survive until no Seller Employee Liability could possibly be asserted against any of the Purchaser Indemnified Parties, which shall be deemed the expiration date for Section 4.16; and the representations and warranties in Section 4.1, 4.2, 4.3, and 4.6.1 shall survive indefinitely. No claim for the recovery of jointly indemnifiable damages may be asserted by the Purchaser Indemnified Parties against Seller after the expiration of such representations and warranties, and any such claims shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

9.1.2. The aggregate liability of Seller and the Member under Section 9.1(a) shall not exceed sixty percent (60%) of the Purchase Price with respect to Losses resulting from claims threatened or brought against Purchaser; provided, however, nothing contained in this Section 9.1.2 shall be deemed to limit or restrict in any manner any rights or remedies which Purchaser has, or might have, at Law, in equity or otherwise, and based on fraud or a willful misrepresentation or willful breach of any warranty shall by Seller or the Member.

9.1.3. Except as otherwise provided in this Section 9, Seller and the Member shall not be required to indemnify Purchaser with respect to Losses of the types described in Section 9.1(a) hereof unless and until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties exceeds Seventy-Five Thousand and No/100 Dollars ($75,000.00), in which event Seller and the Member shall be liable for all Losses by the Purchaser Indemnified Parties from and above Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the “Seller Basket”); provided, however, nothing contained in this Section 9.1.3 shall be deemed to limit or restrict in any manner any rights or remedies which Purchaser has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

9.2. Agreements by Purchaser to Indemnify. Purchaser agrees to indemnify and hold Seller harmless in respect of the aggregate of all indemnifiable damages of Seller. For this purpose, “indemnifiable damages” of Seller means the aggregate of all Losses suffered by Seller resulting from (i) the failure of any representation and warranty or other statement made by Purchaser in this Agreement and the Purchaser Ancillary Agreements to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) resulting from any default in the performance of any of the covenants or agreements made by Purchaser in this Agreement or Purchaser Ancillary Agreement, (iii) resulting from the Assumed Obligations or (iv) resulting from any fees, expenses or other payments incurred by Purchaser to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The foregoing obligation of Purchaser to indemnify Seller shall be subject to each of the following principles or qualifications:

9.2.1. Each of the representations and warranties made by Purchaser in Section 5 of this Agreement shall survive for a period of eighteen (18) months after the Closing Date, and thereafter all such representations and warranties shall be extinguished. No claim for the recovery of indemnifiable damages may be asserted by Seller against Purchaser after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

9.2.2. The aggregate liability of Purchaser under Section 9.2 shall not exceed sixty (60) percent of the Purchase Price; provided, however, that such limitation does not apply to Purchaser’s obligation to pay the Purchase Price, nor shall it be deemed to limit or restrict in any manner any rights or remedies which Seller has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of any warranty.

9.2.3. Except as otherwise provided in this Section 9, Purchaser shall not be required to indemnify Seller with respect to Losses of the types described in Section 9.2 hereof unless (and only to the extent that) the aggregate amount of the agreed to or adjudicated indemnification claims against such party exceeds Seventy-Five Thousand and No/100 Dollars ($75,000.00), in which event Purchaser shall be liable for all Losses by Seller from and above Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the “Purchaser Basket”); provided, however, nothing contained in this Section 9.2.3 shall be deemed to limit or restrict in any manner any rights or remedies which Purchaser has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

9.3. Procedures for Indemnification.

9.3.1. The party that may be entitled to indemnity hereunder (the “Indemnified Party”) shall give prompt notice (“Notice of Claim”) to the party obligated to give indemnity hereunder (the “Indemnifying Party”) of the assertion of any claim, its receipt of a notice threatening a claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give notice within thirty (30) days of the assertion of such claim shall relieve the Indemnifying Party of its obligations under this Section 9 only to the extent that such Indemnifying Party has been prejudiced by the lack of such notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period between (a) thirty (30) days after the assertion of the claim and (b) the date notice was provided to the Indemnifying Party). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days thereof) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

9.3.2. The Indemnifying Party shall have thirty (30) days from the receipt of the Notice of Claim (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that, the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party’s sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, by giving the Indemnified Party timely notice as provided above, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section 9 then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest as provided in this Section 9. If the Indemnifying Party does not give the

Indemnified Party notice during the Notice Period that the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party with respect to such claim or demand, the Indemnifying Party shall be deemed to be liable for such claim or demand and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest as provided in this Section 9.

9.3.3. If the Indemnifying Party has provided the Indemnified Party notice during the Notice Period that the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party with respect to the claim or demand involving a third-party suit, action, proceeding or investigation, the Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnifying Party gives ten (10) days’ prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto (“Settlement Notice”) and the Indemnified Party fails or refuses to consent to such settlement within ten (10) days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 9.3, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount of such settlement. Notwithstanding the foregoing, the Indemnifying Party shall not settle any Claim without the consent of the Indemnified Party if: (i) the amount of any such settlement exceeds the Seller Basket, or (ii) the settlement will have a material adverse effect on the TRS Business, operations, assets, properties, prospects or condition (financial or otherwise) of the Indemnified Party.

9.3.4. The Parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, at the sole cost and expense of the Indemnifying Party, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

9.4. Subrogation. Each Indemnifying Party hereby waives for itself and its Affiliates any rights to subrogation against any Indemnified Party or such Indemnified Party’s insurers for Losses arising from any third-party claims for which the Indemnifying Party is liable or against which the Indemnifying Party indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its insurers.

9.5. Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands; provided that, the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

9.6. Other Rights and Remedies Not Affected. The indemnification rights of the Parties under this Section 9 are independent of and in addition to such rights and remedies as the Parties may have at Law or in equity for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

9.7. No Consequential Damages. Notwithstanding anything contained to the contrary herein, no Party hereto shall be liable to any other Person or Party, either in contract or in tort, for any consequential, incidental, indirect, special, or punitive damages of such other Person or Party, (except in cases involving fraud or a willful misrepresentation or willful breach of warranty or covenant hereunder), including but not limited to, any loss of future revenue, income or profits, or any diminution of value or multiples of earnings damages relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party; provided, however, that lost revenues not actually realized under Customer Contracts due to breaches of Section 4.8 and 4.10 of this Agreement shall not be deemed consequential damages, but rather direct damages, for purposes of this Section 9.7.

10. Termination.

10.1. Termination. This Agreement may be terminated prior to the Closing as follows:

10.1.1. At any time on or prior to the Closing Date, by mutual written consent of Seller and Purchaser;

10.1.2. At the election of Seller or Purchaser by written notice to the other Parties hereto after 5:00 p.m., Eastern Standard Time, on April 15, 2009, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of Seller and Purchaser; provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

10.1.3. At the election of Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement, which breach has not been cured within five (5) Business Days following notice to Purchaser of such breach; or

10.1.4. At the election of Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement, which breach has not been cured within five (5) Business Days following notice to Seller of such breach.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

10.2. Effect of Termination. If this Agreement is terminated as permitted under Section 10.1, this Agreement shall immediately become null and void and such termination shall be without Liability of any party to any other party, provided that, any party terminating this Agreement pursuant to Section 10.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 10.1.

11. Miscellaneous.

11.1. Brokers’ Commission. Pursuant to an Engagement Letter, dated November 22, 2008, Seller engaged Everingham & Kerr, Inc. to act as its broker in connection with this transaction, and Seller shall be responsible for payment of a brokerage fee to Everingham & Kerr, Inc at Closing in accordance with the terms of such Engagement Letter. In addition, pursuant to a Letter of Understanding dated July 23, 2008, Purchaser is also responsible to pay Everingham & Kerr a fee in connection with this transaction at the Closing. Each party shall be responsible to pay only it’s contractually agreed upon fee pursuant to the foregoing Engagement Letter and Letter of Understanding, respectively, and each Party agrees to indemnify the other against all Losses arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such Party.

11.2. Amendment and Modification. The Parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

11.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and legal representatives. This Agreement may not be assigned by Purchaser except to another corporation controlled by or under common control with Purchaser. In any such event, Purchaser shall remain directly liable for all undertakings and obligations hereunder. This Agreement may not be assigned by Seller and the Member.

11.4. Entire Agreement. This Agreement and the exhibits and schedules attached hereto contain the entire agreement of the Parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the Parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

11.5. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.6. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument.

11.7. Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified, return receipt requested (to be deemed received after three (3) Business Days after transmittal (whether accepted or refused) and personal delivery upon delivery) or overnight commercial transmittal service (to be deemed received after one (1) Business Day of transmittal) or by facsimile or hand delivery of the same in person to an officer or agent of such party (to be deemed received immediately upon delivery), as follows:

(a)	If to Purchaser, addressed to it at:

Transcend Services, Inc.

One Glenlake Parkway, Suite 1325

Atlanta, Georgia 30328

Facsimile: (678) 808-0601

Attention: Mr. Lance Cornell, CFO

with a copy to:

Morris, Manning & Martin, L.L.P.

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

Attn.: John F. “Sandy” Smith, Esq.

          Bernard H. Coleman, Jr., Esq.

Facsimile: (404) 365-9532

(b)	If to Seller or the Member, addressed as follows:

Robert H. Harvey

628 Green Valley Road

Suite 300

Greensboro, NC 27408

Facsimile: 336-274-9502

With a copy to:

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

230 North Elm Street, Suite 2000

Greensboro, North Carolina 27401

Attn: J. Lee Lloyd and John M. Cross, Jr.

Facsimile: (336) 232-9120 and (336) 232-9196

or to such other address as any party hereto shall specify pursuant to this Section from time to time.

11.8. No Third Party Beneficiaries. No Person not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

11.9. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

11.10. Time. Time is of the essence with respect to this Agreement.

11.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed herein. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

11.12. Certain Definitions. The Parties agree that: (a) “pending” means that notice of the act or omission or fact or circumstance with respect to which such term is used has been received by the Person with respect to which such term is used; (b) “threatened” means any act that would cause one reasonably to believe that the act, omission, fact or circumstance with respect to which such word is used is likely to occur; and (c) the word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns. Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

11.13. Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

11.14. Invalid Provisions. If any provision of this Agreement that is not essential to accomplishing its purposes is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.15. No Rule of Construction. All of the Parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

12. Definitions.

12.1. Definitions.

When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 12 or in the applicable Section of this Agreement to which reference is made in this Section 12.

“Accountant” has the meaning set forth in Section 2.1 of this Agreement.

“Action” means any claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations.

“Adjustment Amount” has the meaning set forth in Section 2.3.1 of this Agreement.

“Adjustment Resolution Period” has the meaning set forth in Section 2.3.3 of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreed Procedures” has the meaning set forth in Section 2.3.2 of this Agreement.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Allocation Schedule” has the meaning set forth in Section 2.6 of this Agreement.

“Alternate Transaction” means (a) any stock purchase, merger, consolidation, reorganization, change in organizational form, recapitalization, sale of equity interests or other similar transaction involving Seller or any of its Subsidiaries, (b) any sale of all or any significant portion of the assets of Seller or any of its Subsidiaries, (c) any other transaction in respect of Seller or any of its Subsidiaries which results, directly or indirectly, in a change of control of Seller or any of its Subsidiaries or (d) any other transaction or series of transactions which has substantially similar economic effects.

“Assignment and Assumption Agreement” has the meaning set forth in Section 7.8 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.2 of this Agreement.

“2008 Audited Financial Statements” has the meaning set forth in Section 2.1 of this Agreement.

“Backlog Contingent Payment Calculation” has the meaning given to it in Section 2.4.4 of this Agreement.

“Backlog Contingent Payment Resolution Period” has the meaning given to it in Section 2.4.4 of this Agreement.

“Bill of Sale” has the meaning set forth in Section 7.9 of this Agreement.

“Business Contracts” has the meaning set forth in Section 4.10.1 of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Georgia are authorized or required by law or executive order to close.

“Closing” has the meaning set forth in Section 3 of this Agreement.

“Closing Date” has the meaning set forth in Section 3 of this Agreement.

“Closing Working Capital” has the meaning set forth in Section 2.3.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute, including effective date and transition rules, whether or not codified.

“Condition of Seller” means the assets, TRS Business, properties, operations or condition (financial or otherwise) of Seller.

“Contract” means contracts, agreements, licenses, leases, arrangements, undertakings, understandings, purchase and sales orders and commitments, written or oral, including any sales orders or purchase orders, with customers, suppliers, vendors, lessors, lessees, utilities, providers or others entered into by Seller for or on behalf of the TRS Business.

“Contingent Payment” has the meaning set forth in Section 2.4.1.

“Customer Contracts” means Contracts with customers of Seller relating to the TRS Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” includes any entity whose employees, together with the employees of Seller, would be treated as employed by a single employer under Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 1.2 of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.2 of this Agreement.

“Excluded Liability” has the meaning set forth in Section 2.2 of this Agreement.

“Financial Statements” has the meaning set forth in Section 4.4 of this Agreement.

“GAAP” means United States generally acceptable accounting principles applied on a consistent basis.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Governmental Authorizations” has the meaning set forth in Section 4.11 of this Agreement.

Guaranty” has the meaning set forth in Section 7.14 of this Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations thereunder.

“Independent Auditors” has the meaning set forth in Section 2.3.4 of this Agreement.

“Intellectual Property” means, all as they exist anywhere in the world, (i) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights; (ii) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items; (iii) patents, patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, and statutory invention registrations, designs and improvements described and claimed therein, patentable inventions and other patent rights, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted; (iv) computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs; (v) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill associated therewith; and (vi) Trade Secrets.

“IP Licenses” has the meaning set forth in Section 4.7.2 of this Agreement.

“IRS” has the meaning set forth in Section 2.6 of this Agreement.

“Knowledge” means actual knowledge after reasonable investigation.

“Knowledge of Purchaser” or “Purchaser’s Knowledge” means the Knowledge of Lance Cornell.

“Knowledge of Seller” or “Seller’s Knowledge” means the Knowledge of Robert H. Harvey.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Losses” means damages, Liabilities, losses, claims (including third party claims), Taxes, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including investigation costs, response costs and reasonable attorneys’ fees and court costs and costs incurred in enforcing rights under Section 9 hereof.

“Member” has the meaning set forth in the preamble to this Agreement.

“NASDAQ” means the stock market of the National Association of Securities Dealers Automated Quotations system.

“New Sales” has the meaning set forth in Section 2.4.2.4 of this Agreement.

“Noncompetition Agreements” has the meaning set forth in Section 7.10 of this Agreement.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including,

without limitation, any employment, consulting or deferred compensation agreement, executive compensation, change of control, bonus, incentive, fringe benefit, scholarship, tuition reimbursement, disability, sick leave, vacation, commission, retention, pension, profit-sharing, thrift savings, retirement, post-retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, which is or was sponsored, maintained, or contributed to (including arrangements that involve the mere forwarding of employee payroll deductions) by Seller and/or any ERISA Affiliate within the last seven (7) years that provide or provided benefits, compensation or other remuneration to, or for the benefit of, current or former employees of Seller and/or any ERISA Affiliate or any other individual who provides services to Seller and/or any ERISA Affiliate (including, but not limited to, any Member, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual or with respect to which Seller and/or any ERISA Affiliate may have any direct or indirect, actual or contingent liability.

“Prior Year Financial Statements” has the meaning set forth in Section 4.4 of this Agreement.

“Purchase Price” means the aggregate amount paid to Seller pursuant to the terms of Section 2.1 of this Agreement for the Purchased Assets, as adjusted by any Purchase Price Adjustment pursuant to Section 2.3 hereof and any Contingent Payment that becomes due and payable pursuant to Section 2.4 hereof.

“Purchased Assets” has the meaning set forth in Section 1.1 of this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Ancillary Agreements” has the meaning set forth in Section 5.2.1.

“Purchaser Basket” has the meaning set forth in Section 9.2.3 of this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.1 of this Agreement.

“Purchaser Indemnifying Parties” has the meaning set forth in Section 9.1 of this Agreement.

“Q4 2009 Revenue Contingent Payment Calculation” has the meaning set forth in Section 2.4.3 of this Agreement.

“Q4 2009 Revenue Contingent Payment Resolution Period” has the meaning set forth in Section 2.4.3 of this Agreement.

“Real Property Leases” has the meaning set forth in Section 4.22.2 of this Agreement.

“Representatives” has the meaning set forth in Section 6.6 of this Agreement.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Reserve” has the meaning set forth in Section 2.1 of this Agreement.

“2009 Reviewed Financial Statements” has the meaning set forth in Section 2.1 of this Agreement.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Ancillary Agreements” has the meaning set forth in Section 4.2.1 of this Agreement.

“Seller Basket” has the meaning set forth in Section 9.1.3 of this Agreement.

“Seller Cash” means the amount of cash and cash equivalents (determined in accordance with GAAP) held by Seller as of the close of business on the day prior to the Closing Date.

“Seller Employee Liabilities” shall mean any claims, Liabilities, costs, expenses or compensation which exist, which arise by reason of, or which are in any way connected with or based on (i) an employee’s employment relationship with Seller and/or any ERISA Affiliate and/or the termination of such relationship; (ii) foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision as applied to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate, including, without limitation, relating to payment of overtime and minimum wages; (iii) interference with and/or breach of contract with employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (iv) retaliatory or wrongful discharge of any employee of Seller in connection with his or her employment with Seller and/or any employee of an ERISA Affiliate; (v) intentional or negligent infliction of emotional distress or mental anguish upon employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (vi) outrageous conduct with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (vii) interference with business relationships, contractual relationships or employment relationships involving employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate and any third party; (viii) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (ix) violations of Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. § 1981 with respect to employees of Seller in connection with their employment with Seller and or employees of any ERISA Affiliate; (x) violations of the Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers’ Benefit Protection Act with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (xi) violations of state or federal handicap or disability discrimination laws or acts, including, but not limited to, the Rehabilitation Act of 1973 and the Americans with Disabilities Act with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (xii) discriminatory or wrongful acts against employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (xiii) violations of ERISA or the Family and Medical Leave Act or the Fair Labor Standards Act with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate; (xiv) violations of the workers’ compensation laws of any state or other jurisdiction; (xv) violations of any other federal, state, county or municipal law or regulation with respect to employees of Seller in connection with their employment with Seller and/or employees of any ERISA Affiliate, (xvi) incorrect classification by Seller or any ERISA Affiliate of individuals as either employees or independent contractors, or (xvii) a contractor’s service relationship with Seller and/or ERISA Affiliate and/or the termination of such relationship.

“Seller Intellectual Property” has the meaning set forth in Section 4.7.1 of this Agreement.

“Seller Membership Interests” has the meaning set forth in Section 4.3 of this Agreement.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Target Working Capital” has the meaning set forth in Section 2.3.1 of this Agreement.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Trade Secrets” means any trade secrets, research records, processes, procedures, formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Transaction Documents” means, collectively, this Agreement, the Note, Non-Competition Agreements, Bill of Sale, Assignment and Assumption Agreement, the Guaranty and such other agreements contemplated herein.

“Transaction Expenses” has the meaning set forth in Section 6.7 of this Agreement.

“Transition Services Agreement” has the meaning set forth in Section 7.13 of this Agreement.

“TRS Books and Records” shall have the meaning set forth in Section 1.1.9 of the Agreement.

“TRS Confidential Information” shall mean any and all confidential and proprietary information regarding the TRS Business, including, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Seller, applicable to or in any way related to: (i) the present or future TRS Business of Seller or any of its Affiliates (as defined below); (ii) the research and development of Seller or any of its Affiliates regarding the TRS Business; or (iii) the business of any client, consultant, supplier, distributor or vendor of Seller’s TRS Business. Such TRS Confidential Information includes the following property or information of Seller and its Affiliates regarding the TRS Business, by way of example and without limitation, business strategies and organization, licenses, all plans or strategies for marketing, development and pricing, business plans, financial plans and statements, profit margins and all information concerning existing or potential clients, consultants, suppliers, distributors, vendors, investors, brokers, strategic partners or other business relationships. TRS Confidential Information of Seller also means all similar information disclosed to Seller by third parties which is subject to confidentiality obligations and which is related to the TRS Business.

“TRSi Confidential Information” shall mean any and all confidential and proprietary information regarding the TRSi Business, including, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Seller, applicable to or in any way related to: (i) the present or future TRSi Business of Seller or any of its Affiliates (as defined below); (ii) the research and development of Seller or any of its Affiliates regarding the TRSi Business; or (iii) the business of any client, consultant, supplier, distributor or vendor of Seller’s TRSi Business. Such TRSi Confidential Information includes the following property or information of Seller and its Affiliates regarding the TRSi Business, by way of example and without limitation, business strategies and organization, licenses, all plans or strategies for marketing, development and pricing, business plans, financial plans and statements, profit margins and all information concerning existing or potential clients, consultants, suppliers, distributors, vendors, investors, brokers, strategic partners or other business relationships. TRSi Confidential Information also means all similar information disclosed to Purchaser or Seller by third parties which is subject to confidentiality obligations and which is related to the TRSi Business.

“TRS Fourth Quarter 2009 Revenue” has the meaning set forth in Section 2.4.2.1 of this Agreement.

“TRS 12/31/2009 Net Backlog” has the meaning set forth in Section 2.4.2.2 of this Agreement.

“TRS Business” has the meaning set forth in the Recitals to this Agreement.

“TRS Customers” has the meaning set forth in Section 2.4.2.3 of this Agreement.

“TRSi Business” has the meaning set forth in the Recitals to this Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 4.4 of this Agreement.

“Unresolved Adjustment Items” has the meaning set forth in Section 2.3.4 of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:

TRANSCEND SERVICES, INC., a Delaware corporation

By:	/s/ Lance Cornell
Name:	Lance Cornell
Title:	Chief Financial Officer

SELLER:

TRANSCRIPTION RELIEF SERVICES, LLC, a North Carolina limited liability company

By:	/s/ Robert H. Harvey
Name:	Robert H. Harvey
Title:	President/CEO

MEMBER:

R. Harvey, Inc., a North Carolina corporation

By:	/s/ Robert H. Harvey
Name:	Robert H. Harvey
Title:	President/CEO

EXHIBITS

A	Form of Note

B	Form of Bill of Sale

C	Form of Assignment and Assumption Agreement

D	Form of Noncompetition Agreement

E	Form of Transition Services Agreement

F	Form of Guaranty

TABLE OF CONTENTS

1.	Purchase and Sale of the Assets.		1

	1.1.	Purchased Assets.	1

	1.2.	Excluded Assets.	2

2.	Purchase Price.		3

	2.1.	Amount of Purchase Price.	3

	2.2.	Assumption of Only Specified Liabilities; Excluded Liabilities.	3

	2.3.	Purchase Price Adjustment.	3

	2.4.	Contingent Payment.	4

	2.6.	Risk of Event of Loss.	7

3.	Closing.		8

4.	Representations and Warranties of Seller and the Member.		8

	4.1.	Organization, Good Standing, Corporate Power and Subsidiaries.	8

	4.2.	Authority; No Conflict.	8

	4.3.	Capitalization.	10

	4.4.	Financial Statements.	10

	4.5.	Undisclosed Liabilities.	10

	4.6.	Title to and Adequacy of the Purchased Assets.	10

	4.8.	Customers.	11

	4.9.	Accounts Receivable.	12

	4.10.	Agreements of Seller.	12

	4.11.	Permits.	12

	4.12.	Tax Matters.	12

	4.13.	Litigation and Compliance with Law.	13

	4.14.	No Material Adverse Change.	13

	4.15.	Employee Benefits Matters.	14

	4.16.	Employment and Labor Matters.	17

	4.17.	Compensation; Employment Agreements.	18

	4.18.	Insurance.	18

	4.19.	Books and Records.	18

	4.20.	Related-Party Transactions.	18

	4.21.	Privacy; Data Protection.	18

	4.22.	Real Estate.	19

	4.23.	Accuracy of Representations.	19

5.	Representations and Warranties of Purchaser.		19

	5.1.	Organization, Power and Authority of Purchaser.	19

	5.2.	Authority; No Conflict.	20

	5.3.	Litigation.	20

6.	Affirmative Covenants.		21

	6.1.	Conduct of Business of Seller.	21

	6.2.	Access and Information.	22

	6.3.	Commercially Reasonable Efforts.	23

	6.4.	Public Announcements.	23

	6.5.	Notification of Certain Matters.	23

	6.6.	No Solicitation of Other Proposals.	23

	6.9.	Restrictive Covenants.	24

	6.10.	Release of Liens.	24

	6.12.	Additional Deliveries of Seller and the Member.	24

	6.13.	Expenses.	25

	6.14.	Sales Tax.	25

	6.15.	Intentionally omitted.	25

	6.16.	Intellectual Property.	25

	6.17.	Customer Contract Signatures.	26

	6.18.	Confidentiality of Seller.	26

	6.19.	Confidentiality of Purchaser.	26

	6.20.	Employees of the TRS Business.	26

	6.21.	Cooperation.	26

7.	Conditions to Purchaser’s Obligations to Close.		27

	7.1.	Representation and Warranties.	27

	7.2.	Compliance with this Agreement.	27

	7.3.	Sellers’ Certificates.	27

	7.4.	No Material Adverse Change.	27

	7.5.	Consents and Approvals.	27

	7.6.	No Material Judgment or Order.	27

	7.7.	No Litigation.	28

	7.8.	Bill of Sale.	28

	7.9.	Assignment and Assumption Agreement.	28

	7.10.	Non-Competition Agreements.	28

	7.11.	Opinion of Counsel.	28

	7.12.	Customer Agreement Signatures.	28

	7.13.	Transition Services Agreement.	28

	7.14.	Guaranty Agreement.	28

8.	Conditions to Seller’s Obligations to Close.		28

9.	Indemnification.		29

	9.1.	Agreement by Seller and the Member to Indemnify.	29

	9.2.	Agreements by Purchaser to Indemnify.	30

	9.3.	Procedures for Indemnification.	31

	9.4.	Subrogation.	32

	9.5.	Contingent Claims.	32

	9.6.	Other Rights and Remedies Not Affected.	32

	9.7.	No Consequential Damages.	32

10.	Termination.		33

	10.1.	Termination.	33

	10.2.	Effect of Termination.	33

11.	Miscellaneous.		33

	11.1.	Brokers’ Commission.	33

	11.2.	Amendment and Modification.	33

	11.3.	Binding Effect.	33

	11.4.	Entire Agreement.	33

	11.5.	Headings.	34

	11.6.	Execution in Counterparts.	34

	11.7.	Notices.	34

	11.8.	No Third Party Beneficiaries.	35

	11.9.	Exercise of Rights and Remedies.	35

	11.10.	Time.	35

	11.11.	Governing Law.	35

	11.12.	Certain Definitions.	35

	11.13.	Number and Gender of Words.	35

	11.14.	Invalid Provisions.	35

	11.15.	No Rule of Construction.	35

12.	Definitions.		35

	12.1.	Definitions.	35

Exhibit A

$500,000.00	Atlanta, Georgia
March , 2009

UNSECURED PROMISSORY NOTE

FOR VALUE RECEIVED, subject to the conditions set forth herein, the undersigned TRANSCEND SERVICES, INC., a Delaware corporation (herein called “Maker”), promises to pay to the order of TRANSCRIPTION RELIEF SERVICES, LLC, a North Carolina limited liability company (herein called “Holder”) the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) by virtue of the Reserve pursuant to Section 2.3 of that certain Asset Purchase Agreement, dated March 26, 2009 (the “Purchase Agreement”), by and among Maker, Holder and R. Harvey, Inc., the terms of such Agreement are incorporated herein by reference. The principal balance hereof shall bear interest at the simple rate of interest per annum of 0%. The principal balance and any accrued and unpaid interest shall be due and payable in full in accordance with Section 2.3.5 of the Purchase Agreement and shall be automatically adjusted pursuant to the provisions thereof. Notwithstanding anything to the contrary, the principal amount due hereunder shall be automatically increased or decreased by the Adjustment Amount pursuant to Section 2.3 of the Purchase Agreement. In the event that the Adjustment Amount results in a decrease equal to or greater than the principal amount of this Note, this Note shall be automatically deemed null and void ab initio (and the original returned to Maker marked “VOID AB INITIO”).

All payments of principal or interest shall be made to Holder at the address of Holder set forth in Section 11.7 of the Purchase Agreement or at such other place as Holder may designate in writing. All capitalized terms referenced in this Note not otherwise defined herein shall have such meanings as set forth in the Purchase Agreement.

This Note may be prepaid in whole or in partial increments at any time without penalty. Should the obligations represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceeding, or should this Note be placed in the hands of attorneys for collection after the occurrence of an Event of Default (defined below), Maker agrees to pay, in addition to the principal and interest due and payable hereon and any other sums due and payable hereon, all costs of collecting this Note, including reasonable attorneys’ fees and expenses. Upon the occurrence and during the continuation of an Event of Default, the applicable interest rate in effect at such time with respect to the obligations shall be increased to 10% per annum. This Note is an unsecured note.

An event of default (“Event of Default”) shall occur if (a) Maker shall fail to timely and properly pay the principal, interest or any fees or other amount payable hereunder when such amount becomes due; or (b) Maker shall fail to observe, keep or perform any material term, covenant, agreement or condition in this Note that is not cured within 14 days of receipt by Maker of written notice of said failure from Holder.

This Note is hereby expressly limited in that in no event shall the interest payable under this Note exceed the highest lawful rate as applicable to Maker. If for any reason whatsoever, the provision of this Note, at the time performance of such provision occurs, involves the payment of interest in excess of that permitted by law, and if, under any circumstances, Holder receives as interest any amount which would exceed the highest lawful rate applicable to Maker, such amount which would be excessive interest shall be applied to reduce the unpaid principal balance and not the payment of interest.

As used herein, the terms “Maker”, “Holder” and “holder” shall be deemed to include their respective heirs, successors, legal representatives and permitted assigns, whether by voluntary action of the parties or by operation of law. This Note is given under the seal of all parties hereto, and it is intended that this Note is and shall constitute and have the effect of a sealed instrument according to law. This Note has been negotiated, and is being executed and delivered in the State of North Carolina; provided, however, that Holder shall have no obligation to give, nor shall Maker be entitled to receive, any notice of such acceptance for this Note to become a binding obligation of Maker. Maker hereby submits to jurisdiction in the State of North Carolina. This Note shall be governed by and be construed in accordance with the laws of the State of North Carolina. It is intended, and the Holder specifically agrees, that the laws of the State of North Carolina governing interest shall apply to this Note and to this transaction. This Note may not be modified except by written agreement signed by the Holder, or by its successors or permitted assigns. Time is of the essence of this Note. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees to the maximum extent permitted by law, including all costs of appeal.

Any provision of this Note prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or modified to conform with such laws, without invalidating the remaining provisions of this Note, and any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.

This Note shall bind and inure to the benefit of the parties, their legal representatives, successors, and assigns.

The amount owed and evidenced by this Note represents credit extended for business, commercial, investment or other similar purpose, and not for personal, family, household or other consumer purposes.

Maker hereby waives demand, presentment, protest, notice of dishonor or non-payment, as well as all defenses with respect to this Note, the Agreement and/or any obligation, notice of acceptance hereof, and all other demands and notices of any description, except such as are expressly provided for herein or in Section 2.3 of the Purchase Agreement. No waiver of any one or more Events of Default in the performance of any of the provisions of this Note shall operate or be construed as a waiver of any future Event of Default, whether of a like or different nature. Except with the prior written consent of Holder, no assignment or transfer by Maker of its rights and obligations under this Note may be made. This Note is not assignable without the prior written consent of Maker.

IN WITNESS WHEREOF, Maker has executed this Note under seal and has delivered this

Note to Holder to be effective as of the              day of March, 2009.

MAKER:

TRANSCEND SERVICES, INC., a Delaware corporation

By:
Lance Cornell, Chief Financial Officer

Exhibit B

BILL OF SALE

For good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged by Transcription Relief Services, LLC, a North Carolina limited liability company (“Seller”), and the performance by Transcend Services, Inc., a Delaware corporation (“Purchaser”) of its obligations set forth in the Asset Purchase Agreement (“Purchase Agreement”) among Seller, Purchaser and R. Harvey, Inc. of even date herewith, including, without limitation, payment of the Purchase Price in accordance with Section 2.1 of the Purchase Agreement, receipt of which is hereby acknowledged by Seller, Seller does hereby bargain, sell, transfer, assign, convey and deliver to Purchaser the Purchased Assets (as defined in the Purchase Agreement).

Seller covenants that it will do or cause to be done all such further acts, and shall execute and deliver, or cause to be executed and delivered, all transfers, assignments and conveyances, evidences of title, notices, powers of attorney and assurances reasonably necessary or desirable to put Purchaser, its successors and assigns, in actual possession and operating control of the Purchased Assets, or as Purchaser shall reasonably require to better assure and confirm title of Purchaser to the Purchased Assets.

Subject to the terms set forth below, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name and stead of Seller or otherwise, for the account and benefit of Purchaser:

A. To demand and receive, from time to time, any and all of the Purchased Assets;

B. To give receipts and releases for and in respect of the Purchased Assets or any part thereof; and

C. To give any notices and to do all acts and things in relation to the Purchased Assets as Purchaser shall deem desirable, including, but not limited to, executing any and all legal or administrative documents or proceedings to assert or enforce any claim, right or title in or to any of the Purchased Assets.

Purchaser hereby agrees to indemnify Seller and its Affiliates and Representatives (the “Seller Parties”) and hold the Seller Parties harmless for any and all Losses incurred by a Seller Party in accordance with Section 9.2 of the Purchase Agreement as a result of any action taken by Purchaser after the date hereof pursuant to Purchaser’s exercise of the power of attorney authorized above.

This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

This Bill of Sale shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, disregarding any conflict of law provisions which may require the application of the law of another jurisdiction.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale, by its duly authorized officers as of the day and year first above written.

SELLER:

TRANSCRIPTION RELIEF SERVICES, LLC

By:
Name:
Title:

The foregoing Bill of Sale is hereby accepted, as of the      day of March, 2009.

PURCHASER:

TRANSCEND SERVICES, INC.

By:
Name:
Title:

Exhibit C

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of the      day of March, 2009, by and between Transcend Services, Inc., a Delaware corporation (“Purchaser”) and Transcription Relief Services, LLC, a North Carolina limited liability company (“Seller”).

RECITALS:

WHEREAS, Seller, Purchaser and R. Harvey, Inc. (“Member”) are parties to a certain Asset Purchase Agreement, dated as of March 26, 2009, by and among Purchaser, Seller and Member (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to assign the Assumed Liabilities (as defined in the Purchase Agreement and as set forth on Exhibit A attached hereto) to Purchaser and Purchaser has agreed to accept such assignment and assume certain of Seller’s obligations and liabilities with respect thereto.

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

4.4.1. Assignment. Seller hereby assigns to Purchaser all of Seller’s right, title and interest in and to the Assumed Liabilities.

4.4.2. Assumption. Purchaser hereby accepts the foregoing assignment, and assumes and agrees to pay, perform and be bound by all of the covenants, terms and obligations with respect to the Assumed Liabilities from and after the date hereof.

4.4.3. The Purchase Agreement. This Assignment and Assumption Agreement is subject in all respects to the terms and conditions of the Purchase Agreement. Nothing contained in this Assignment and Assumption Agreement shall be deemed to supersede any of the covenants, agreements, representations or warranties of Seller, Purchaser or Member contained in the Purchase Agreement.

4.4.4. Benefit. This Assignment and Assumption Agreement is intended solely to benefit the parties, and is not intended to, and shall not, create or expand any liabilities to any other parties.

4.4.5. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one Agreement.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

SELLER:

TRANSCRIPTION RELIEF SERVICES, LLC

By:
Name:
Title:

PURCHASER:

TRANSCEND SERVICES, INC.

By:
Name:
Title:

EXHIBIT A

Exhibit D

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into this      day of March, 2009 (the “Effective Date”), by and between Transcend Services, Inc., a Delaware corporation and its subsidiaries (the “Company”), and Robert H. Harvey, an individual resident of North Carolina (“Mr. Harvey”).

W I T N E S S E T H :

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated March 26, 2009, by and among the Company, Mr. Harvey and R. Harvey, Inc. (the “Seller”), the Company is acquiring (the “Acquisition”) substantially all of the tangible and intangible assets of Seller relating to Seller’s business of providing medical transcription services in the Continental United States directly to healthcare providers (the “TRS Business”);

WHEREAS, the Company has a legitimate business interest in protecting the value of the assets and business of the Company acquired in the Acquisition; and

WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement that Mr. Harvey enter into this Agreement, and Mr. Harvey has agreed to furnish such protection to the Company as it relates to the Acquisition and as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual premises, representations, warranties and covenants set forth herein and in the Purchase Agreement and for other good and valuable consideration the receipt and sufficiency of which is acknowledged and accepted by the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Unless otherwise set forth herein or in Exhibit A attached hereto which is incorporated herein by reference, capitalized terms used herein shall have the meanings set forth in the Purchase Agreement.

2. Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Mr. Harvey understands and agrees that the Confidential Information and Trade Secrets constitute a valuable asset of Seller (and of the Company following the Acquisition) and may not be converted (other than as customarily used in the TRSi Business) or misappropriated to Mr. Harvey’s own use following the Acquisition. Accordingly, Mr. Harvey hereby agrees that, except as otherwise required by law, he shall not, directly or indirectly, during the Restricted Period, reveal, divulge or disclose to any Person, not expressly authorized by the Company, any Confidential Information or Trade Secrets, and Mr. Harvey shall not, directly or indirectly, during the Restricted Period, make use of any Confidential Information or Trade Secrets in connection with any business activity other than for the Company or the TRSi Business.

3. Non-Solicitation of Protected Employees and Protected Independent Contractors. Mr. Harvey understands and agrees that the relationship between the Company and Seller and each of its Protected Employees and Protected Independent Contractors constitutes a valuable asset of Seller (and of the Company following the Acquisition) and may not be converted or misappropriated to Mr. Harvey’s own use following the Acquisition. Accordingly, Mr. Harvey hereby agrees that, during the Restricted Period, he shall not, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit or induce any Protected Employee or Protected Independent Contractor to terminate his or her employment relationship or independent contractor relationship with the Company and/or to enter into employment or an engagement with any other Person.

4. Non-Solicitation of Protected Customers. Mr. Harvey understands and agrees that the relationship between Mr. Harvey or Seller and each of its Protected Customers constitutes a valuable asset of the Seller (and of the Company following the Acquisition) and may not be converted or misappropriated to Mr. Harvey’s own use following the Acquisition. Accordingly, Mr. Harvey hereby agrees that, except as otherwise consented in writing by the Company, during the Restricted Period, he shall not, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit a Protected Customer, for the purpose of providing Competitive Services.

5. Non-Competition. During the Restricted Period, Mr. Harvey, unless acting in accordance with the Company’s prior written consent, hereby agrees that he shall not, directly or indirectly, on his own behalf or on behalf of any other Person, engage in providing Competitive Services in the states or jurisdictions listed on Exhibit B hereto (the “Territory”).

6. Representations. The parties hereto agree that: (i) the periods of restriction and territory of restriction contained in this Agreement are reasonably necessary for the protection of the Company’s legitimate business interests and that the Territory is the area in which Mr. Harvey or Seller performed Competitive Services; (ii) by having access to information concerning Protected Employees, Protected Independent Contractors and Protected Customers, Mr. Harvey has a competitive advantage as to such parties; (iii) the covenants and agreements of Mr. Harvey contained in this Agreement are reasonably necessary to protect the Company’s legitimate business interests in whose favor said covenants and agreements are imposed; (iv) the restrictions imposed by this Agreement are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Mr. Harvey breach any of the provisions of said covenants or agreements and (v) the covenants and agreements of Mr. Harvey contained in this Agreement form material consideration for this Agreement and the Purchase Agreement.

7. Injunction; Remedies; Costs. Mr. Harvey acknowledges that a breach by him of any part of this Agreement will result in irreparable and continuing damage to the Company and any breach or threatened breach of the covenants provided in this Agreement shall be subject to specific performance by temporary as well as permanent injunction or any other equitable remedies of any court of competent jurisdiction. In the event a court of competent jurisdiction determines that Mr. Harvey has breached any of the foregoing covenants in this Agreement, Mr. Harvey shall pay all costs of enforcement of these provisions, including, but not limited to, court costs and reasonable attorneys’ fees. Alternatively, if such court determines that Mr. Harvey has not breached such covenants, the Company shall pay all costs of defending such action, including, but not limited to, court costs and reasonable attorneys’ fees. If a court shall finally determine that any of the restraints provided for in Sections 2, 3, 4 or 5 are too broad to be enforceable because of time, area or activity, then the time, geographic area or activity, or all of them, shall be modified to whatever extent such court deems reasonable, and such restraints shall be enforced against Mr. Harvey as so modified.

8. Severability. The covenants and agreements on the part of Mr. Harvey contained in this Agreement shall be construed as agreements independent of any other agreement between the Company, on the one hand, and Mr. Harvey, on the other hand. The existence of any claim or cause of action of Mr. Harvey against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each of such covenants and agreements, or otherwise affect the remedies to which the Company is entitled. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

9. Choice of Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its applicable principles of conflicts of law.

10. Consent to Jurisdiction and Venue. Mr. Harvey agrees that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. Mr. Harvey consents to the personal jurisdiction of the state and/or federal courts located in Georgia. Mr. Harvey waives (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. This Agreement may not be assigned by the Company unless to another corporation controlled by or under common control with the Company. This Agreement may not be assigned by Mr. Harvey.

13. TRSi and Excluded Customers. Notwithstanding anything in this Agreement to the contrary, this Agreement does not restrict and Seller shall be permitted to (i) continue to operate its medical transcription training programs, (ii) continue to operate its offshore medical transcription production centers to the extent that the services of TRSi are not Competitive Services or the customers of TRSi are not Protected Customers, (iii) continue to use the name and mark “TRSi” or “TRS Institute,” and (iv) provide any services to the Excluded Customers.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have each executed this Non-Competition Agreement as of the day and year first set forth above.

COMPANY:

Transcend Services, Inc.

By:
Name:
Title:

MR. HARVEY:

/s/ Robert H. Harvey
Robert H. Harvey

EXHIBIT A

Definitions of Terms

“Competitive Services” shall mean those medical transcription services of the TRS Business. Competitive Services shall not mean the business of providing medical transcription training programs or offshore medical transcription services to other medical transcription service organizations. Competitive Services shall not include services to Excluded Customers.

“Confidential Information” shall mean any confidential or proprietary information related to the TRS Business and sold in the Acquisition, including, without limitation, any confidential and proprietary “know-how,” trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans, future business plans, licensing strategies, advertising campaigns, information regarding customers, employees and independent contractors, the terms and conditions of this Agreement, and any other information treated as confidential or proprietary by the Company and acquired by Company as a result of the Acquisition; provided, however, that Mr. Harvey shall not be restricted from disclosing or using Confidential Information that Mr. Harvey establishes: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (ii) becomes available to said Mr. Harvey in a manner that is not in contravention of applicable law from a source that is not bound by a confidential relationship with the Company or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process; provided further, however, that in the event disclosure is required by law, Mr. Harvey shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Mr. Harvey.

“Excluded Customers” shall refer to those parties set forth on Exhibit C attached hereto.

“Person” shall mean any individual or any corporation, limited liability company, partnership, business trust, joint venture, association or other entity or enterprise other than the Company.

“Principal or Representative” shall mean a principal, owner, partner, shareholder, joint venture, investor, trustee, director, officer, manager, employee, agent, representative or consultant, provided that the ownership of up to five percent (5%) by Mr. Harvey of the capital stock of any Person shall not result in the designation of Mr. Harvey as a Principal or a Representative of such Person.

“Protected Customers” shall mean the Company’s customers including, without limitations, those who (i) during the one (1) year period prior to the closing of the transactions contemplated by the Purchase Agreement were actual or prospective customers of Seller, (ii) during the one (1) year period prior to the closing of the transactions contemplated by the Purchase Agreement, were actual or prospective customers of the Company, and (iii) during the Restricted Period are actual customers of Company. Protected Customers shall not include Excluded Customers.

“Protected Employees” shall mean the Company’s employees, including, without limitation, those who (i) have been former employees of the Company for less than twelve (12) months, (ii) have been former employees of Seller relating to the TRS Business for less than twelve (12) months, and (iii) remain employees of the Company during the Restricted Period.

“Protected Independent Contractors” shall mean the Company’s independent contractors, including, without limitation, those who (i) have been former independent contractors of the Company for less than twelve (12) months, (ii) have been former independent contractors of Seller relating to the TRS Business for less than twelve (12) months, and (iii) remain independent contractors of the Company during the Restricted Period.

“Restricted Period” shall mean the five (5) year period following the date of this Agreement; provided, however, that, as applied to Trade Secrets, the Restricted Period shall continue for so long as such information remains a trade secret under applicable law.

“Trade Secrets” shall mean any information that constitutes a trade secret within the meaning of Section 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including all amendments hereafter adopted, which relates to the TRS Business and is acquired in the Acquisition.

EXHIBIT B

Territory

The Territory shall include:

Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming.

EXHIBIT C

Excluded Customers

IQMAX

Diamond Healthcare Corporation

3M Corporation

Dartmouth Hitchcock

Exhibit E

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is entered into and effective on April 1, 2009 (“Effective Date”), by and between Transcend Services, Inc., a Delaware corporation (“Transcend”) and Transcription Relief Services, LLC, a North Carolina limited liability corporation, (“TRSi”).

RECITALS

Under an Asset Purchase Agreement dated March 26, 2009 (the “Purchase Agreement”), Transcend has acquired assets of Transcription Relief Services, LLC related to the TRS Business as per the terms of the Purchase Agreement. Transcend desires to engage TRSi to perform transition-related services for Transcend, and TRSi agrees to provide such services, as per the terms of this Agreement.

NOW, THEREFORE, in consideration of mutual covenants and promises set forth herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. TRSi SERVICES

During the term of this Agreement, TRSi will work with Transcend as reasonably requested by Transcend and as reasonably necessary to ensure the smooth transition of the following to Transcend from TRSi to the extent related to the TRS Business:

1.1	The transition of TRS Business Customers to Transcend,

1.2	The transition of TRS Business Employees, as identified in the Purchase Agreement, and related efforts with human resources and establishing an updated payroll account

1.3	The transition of vendor services,

1.4	The delivery of the Purchased Assets,

1.5	The transition of the Assumed Liabilities,

1.6	The transition of TRSi’s sales and operations systems to Transcend’s systems,

1.7	The performance of any Assumed Contracts, and

1.8	Such other such services reasonably necessary to successfully transfer the TRS Business to Transcend.

2. RELATIONSHIP OF PARTIES

2.1 Independent Contractor. In the performance of the work, duties and obligations devolving upon it under this Agreement, it is understood and agreed that TRSi shall be and at all times is acting and performing as an independent contractor. Transcend shall neither have nor exercise any control or direction over the methods by which TRSi shall perform its work and functions; that TRSi does, by this Agreement, agree that TRSi will perform its work and functions at all times in strict accordance with currently approved methods and practices. The sole interest of Transcend is to ensure that Services shall be performed in a competent, efficient and reasonably satisfactory manner. No relationship of employer and employee is created by this

5. INSURANCE AND INDEMNIFICATION

5.1 Insurance. TRSi shall, at its own expense, at all times during the term of this Agreement, maintain in full force and effect the following insurance policies in the following amounts: (a) error and omissions insurance with coverage of at least one million dollars ($1,000,000) per occurrence and in the annual aggregate; (b) comprehensive commercial general liability insurance with coverage of at least one million dollars ($1,000,000) per occurrence and in the annual aggregate; and (c) workers’ compensation insurance as required by applicable state law and employers’ liability insurance. TRSi shall furnish to Transcend, upon request, certificates of insurance evidencing that such coverage is in effect and shall notify Transcend at least thirty (30) days before any change or cancellation of such coverage.

5.2 Indemnification. TRSi shall indemnify, defend and hold harmless Transcend and its officers, directors, trustees, and employees from and against any claim, demand, liability, loss, judgment, settlement, suit, action, cost or expense, including reasonable attorneys’ fees, arising out of or incident to the negligent or intentional acts or omissions of TRSi, its officers, directors or employees in connection with this Agreement.

5.3 Indemnification. Transcend shall indemnify, defend and hold harmless TRSi and its officers, directors, trustees, and employees from and against any claim, demand, liability, loss, judgment, settlement, suit, action, cost or expense, including reasonable attorneys’ fees, arising out of or incident to the negligent or intentional acts or omissions of Transcend, its officers, directors or employees in connection with this Agreement.

5.4 Cooperation in Litigation. Each party shall cooperate with the other’s reasonable requests for assistance in the event of litigation brought and/or dispute resolution arising directly or indirectly from services provided under, or other business terms of, this Agreement.

6. GENERAL PROVISIONS

6.1 Confidentiality. TRSi shall, and shall use its commercially reasonable best efforts to cause each of its employees, agents and contractors to, comply with all applicable laws regarding the confidentiality of patient information including but not limited to the regulations under the Health Information Portability and Accountability Act (“HIPAA”). This provision shall survive the expiration or termination of this Agreement.

6.2 Assignment. TRSi shall not subcontract, assign its rights or delegate its duties under this Agreement without the prior written consent of Transcend. This Agreement shall be binding on and inure to the benefit of successors and permitted assigns of each party.

6.3 Attorneys’ Fees. The prevailing party in any legal action to enforce this Agreement shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other relief granted.

Agreement, and neither TRSi nor anyone performing Services for TRSi pursuant to this Agreement, whether as an employee, independent contractor, subcontractor or otherwise, shall have any claim under this Agreement or otherwise against Transcend for vacation pay, sick leave, retirement benefits, Social Security, Worker’s Compensation, disability or unemployment benefits.

2.2 Non-Exclusivity. Each party understands and agrees that the provision of Services pursuant to the terms of this Agreement does not in any way constitute an exclusive arrangement and that Transcend may contract for similar services at any time.

2.3 Work for Hire. Upon receipt of payment for Services pursuant to this Agreement, the deliverables resulting from the Services provided by TRSi under this Agreement shall be considered “works for hire” and are hereby irrevocably assigned to and shall for all purposes belong to and be owned by Transcend.

3. BILLING AND COMPENSATION

3.1 Payment for Services. TRSi shall be paid for Services provided pursuant to this Agreement in accordance with the fee schedule described in Exhibit A, attached hereto and incorporated herein by reference.

3.2 Manner of Payment. TRSi shall submit to Transcend an invoice once per month within two days of month-end for services performed the previous month. Transcend shall pay TRSi within fifteen (15) days of receipt of such invoices assuming there is no dispute regarding the contents of the invoice.

3.3 Disputed Amount. Transcend may, without triggering a default hereunder and without incurring interest, withhold disputed amounts from any invoice submitted by TRSi, provided that Transcend immediately informs TRSi in writing of the disputed amount and the basis for such assertion.

4. TERM AND TERMINATION

4.1 Term. The term of this Agreement shall commence as of the Effective Date and shall continue until terminated by either party in accordance with the termination provisions as provided for herein.

4.2 Termination without Cause. Transcend may terminate this Agreement at any time and for any reason upon at least thirty (30) days prior written notice to TRSi. TRSi may terminate this Agreement at any time and for any reason upon at least thirty (30) days prior written notice to Transcend; provided, however, that TRSi may not terminated this Agreement as per the terms of this Section 4.2 prior to one hundred twenty (120) days after the date of this Agreement.

4.3 Termination for Cause. Either party may terminate this Agreement immediately for cause in the event that the other party (a) files for bankruptcy, is adjudicated bankrupt or has a receiver appointed for substantially all of its assets; or (b) fails to cure a material breach of this Agreement within thirty (30) days after written notice by the non-breaching party specifying the nature of such material breach, including failure to pay for non-disputed services when due.

6.4 Force Majeure. TRSi shall be excused from any delay in or impossibility of performance due to any cause reasonably beyond its control, including but not limited to acts of God, war, terrorism, sabotage, and acts of government, which have National affects.

6.5 Entire Agreement; Amendment. This Agreement including the attachments and exhibits hereto, and together with the Purchase Agreement and agreements and instruments executed and delivered in connection therewith, contain the complete and full agreement between the parties with respect to the subject matter hereof and shall supersede all other agreements relative to the subject matter hereof by and between the parties. This Agreement may be amended, but only by an instrument in writing signed by both parties to the Agreement.

6.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

6.7 Notices. Any and all notices permitted or required by this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date personally delivered; (b) three (3) business days after being mailed by United States post, certified and return receipt requested; or (c) one (1) business day after being sent by a nationally recognized overnight courier, properly addressed as follows or such other address as may later be designated by the party:

TRSi:	TRSi
628 Green Valley Road, Suite 300
Greensboro, NC 27408
Attn: Bob Harvey

TRANSCEND:	Transcend Services, Inc.
One Glenlake Parkway, Suite 1325
Atlanta, Georgia 30328
Attn: Lance Cornell

6.8 Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

6.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia. Any action arising out of this Agreement shall be instituted and prosecuted only in a court of proper jurisdiction in Fulton County, Georgia.

6.10 Waiver. Any waiver of any terms, covenants and/or conditions hereof must be in writing and signed by the parties hereto. A waiver of any of the terms, covenants and/or conditions hereof shall not be construed as a waiver of any other terms, covenants and/or conditions hereof nor shall any waiver constitute a continuing waiver.

6.11 Captions. Captions used herein as headings of various articles and sections are for convenience only and shall not be construed to be part of this Agreement or used in construing this Agreement.

6.13 Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRANSCEND SERVICES, INC.

By:	/s/ Lance Cornell
Lance Cornell
Its:	Chief Financial Officer

TRSi

By:	/s/ Bob Harvey
Bob Harvey
Its:	President

Exhibit A

Fees

Fees paid to TRSi pursuant to this Agreement shall be based on a percentage of TRSi’s designated expenses incurred in performing such services. Such percentages will be based on a percentage of designated employees’ time used by Transcend during the term of this Agreement. At least two days prior to every month, Transcend will provide TRSi an estimate of the percentage of time needed from designated employees, and the actual percentages will be calculated by TRSi at the end of each month and invoiced promptly to Transcend. Such invoice shall be paid no later than 15 days from the date delivered.

The following fees for 2009 are those currently estimated based on assumptions made as of the Effective Date. Actual percentage allocations of individual salaries may vary and will be discussed and agreed to each month, and actual fees shall be calculated consistent with the following:

•	Benefits and payroll taxes such as FICA and FUTA taxes will be billed at 20% of allocated base salaries

•

Salaries will be billed at the actual base salaries incurred multiplied by the allocation used. For Vikki Anderson and Scott Bailey, their guaranteed monthly bonuses shall be considered part of their base salary.

•	Rent will be billed at $327.50/month per full-time equivalent (FTE) headcount

•	Office expenses (supplies, copier, phone, IT) will be billed at $100/month per FTE

	Apr	May	Jun	Jul	Aug-Dec
FTEs	5.6	5.6	3.3	2.4	0.8
Base salaries	$35,777	$24,594	$21,202	$18,354	$6,757
Benefits at 20% of base salaries	$7,155	$4,919	$4,240	$3,671	$1,351
Rent @ $327.50/mo/FTE	$1,834	$1,834	$1,081	$786	$262
Office expenses @ $100/mo/FTE	$560	$560	$330	$240	$80
Total	$50,116	$30,588	$28,496	$23,316	$8,029

Travel, entertainment and other usual and customary reimbursable business expenses related to the TRS Business and incurred by TRSi transition services personnel will be submitted on expense reports by the individual, paid by TRSi and billed back to Transcend on the monthly invoice at cost, and Transcend will reimburse TRS for the same. Copies of the expense report should be attached to the invoice.

The invoice should include reasonable detail to support the charges, including the name of the individual, their base salary, the percentage allocated to Transcend and the cost being billed for that individual.

Exhibit F

March     , 2009

GUARANTY AGREEMENT

1. FOR AND IN CONSIDERATION OF the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid or delivered to the undersigned, ROBERT H. HARVEY (“Guarantor”), the receipt and sufficiency whereof are hereby acknowledged by Guarantor, and for the purpose of seeking to induce TRANSCEND SERVICES, INC. (“Purchaser”) to enter into that certain Asset Purchase Agreement (the “Purchase Agreement”), dated March 26, 2009, among Transcription Relief Services, LLC (“Seller”), R. Harvey, Inc. (the “Member”) and Purchaser, in connection with the sale of Seller’s medical transcription business as specifically described in the Purchase Agreement, which acquisition will be to the direct interest and advantage of Guarantor, Guarantor does hereby unconditionally guarantee to Purchaser the full and prompt performance of Seller’s and Member’s obligations under the Purchase Agreement, including, without limitation, the indemnification and reimbursement obligations of Seller to Purchaser pursuant to Section 9 of the Purchase Agreement (collectively, the “Obligations”). Guarantor does hereby agree that if the Obligations are not satisfied by Seller or the Member in accordance with their terms, Guarantor will immediately make such payment to Purchaser. Guarantor further agrees to pay Purchaser all expenses (including attorneys’ fees and court costs) paid or incurred by Purchaser in endeavoring to enforce the Obligations guaranteed hereby, or any portion thereof, or to enforce this Guaranty. All capitalized terms herein not otherwise defined herein shall have such meanings as set forth in the Purchase Agreement.

2. Guarantor hereby consents and agrees that Purchaser or its affiliates may at any time, and from time to time, without notice to or further consent from Guarantor, either with or without consideration, grant releases, compromises and indulgences with respect to the Purchase Agreement. No such action which Purchaser shall take or fail to take in connection with the Purchase Agreement, or for the performance of any Obligations or undertakings of Seller, nor any course of dealing with Seller, shall release Guarantor’s Obligations hereunder, affect this Guaranty in any way or afford Guarantor any recourse against Purchaser. The provisions of this Guaranty shall extend and be applicable to all amendments and supplements to the Purchase Agreement agreed to by Seller, the Member and Purchaser, and any and all references herein to the Purchase Agreement shall be deemed to include any such amendments and supplements. This Guaranty unconditionally guarantees the performance of all of the Obligations to Purchaser and made on behalf of Seller by any officer, director, representative or agent of Seller.

3. Guarantor hereby waives and agrees not to assert or take advantage of (a) the defense of the statute of limitations in any action hereunder or for the performance of any of the Obligations hereby guaranteed other than as available to Seller or the Member; (b) any defense that may arise by reason of lack of authority; (c) any defense based on the failure of Purchaser to give notice of the existence, creation or incurring of any new or additional obligation or of any action or non-action on the part of any person whomsoever, in connection with any obligation hereby guaranteed; (d) acceptance or notice of acceptance of this Guaranty by Purchaser; (f) notice of presentment and demand for performance of any of the Obligations hereby guaranteed; or (g) protest and notice of dishonor or of default to Guarantor or to any other party with respect to the performance of the Obligations hereby guaranteed.

4. This is a guaranty of payment and performance and not of collection. The liability of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Seller, the Member or any other person, nor against securities or liens available to Purchaser, its successors, successors-in-title, endorsees or assigns. Guarantor waives any right to require that an action be brought against Seller, the Member or any other person or to require that resort be had to any security or any other person. In the event of a default under the Purchase Agreement, or any of them, Purchaser shall have the right to enforce its rights, powers and remedies thereunder or hereunder or under any other instrument now or hereafter evidencing, securing or otherwise relating to the transactions contemplated by the Purchase Agreement, in any order, and all rights, powers and remedies available to Purchaser or its affiliates in such event shall be nonexclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity.

5. Guarantor agrees that the occurrence of any of the following events shall constitute a default under this Guaranty: (a) the failure of Guarantor to perform or observe any of the Obligations under this Guaranty, or (b) the dissolution (except as provided for in the Purchase Agreement) or insolvency of Seller or the Member, or (e) the institution of any proceeding by or against Guarantor, the Member or Seller (under the United States Bankruptcy Code or otherwise) seeking to adjudicate Guarantor, the Member or Seller bankrupt, or seeking reorganization, arrangement, adjustment of Guarantor’s, the Member’s or Seller’s debts under any law relating to bankruptcy or relief of debtors or seeking the appointment of a receiver, trustee or custodian for Guarantor, the Member or Seller or for all or a substantial part of their respective property, or (f) any default by Seller under the Purchase Agreement that is not cured by Guarantor in accordance with the terms hereunder.

6. Guarantor acknowledges that this Guaranty shall be governed by and construed and enforced in accordance with the substantive, and not the conflicts of law of the State of Georgia.

7. This Guaranty may not be changed orally, and no obligation of Guarantor can be released or waived except by a writing executed by both parties. This Guaranty shall be irrevocable by Guarantor until all Obligations and undertakings of Seller under, by reason of, or pursuant to the Purchase Agreement have been completely performed. This Guaranty contains the entire agreement by and between Guarantor and Purchaser with respect to the subject matter hereof, and any prior or contemporaneous agreement by, between or among Guarantor and Purchaser not contained herein, shall have no force or effect.

8. The provisions of this Guaranty shall be binding upon Guarantor and his legal representatives, successors, successors-in-title, and assigns and shall inure to the benefit of Purchaser, its successors, successors-in-title, and assigns and the holder of any interest in and to the Purchase Agreement. This Guaranty shall in no event be impaired by any change which may arise by reason of the dissolution of Seller or the Member or bankruptcy of Guarantor.

9. Guarantor hereby (a) submits to personal jurisdiction in the State of Georgia for the enforcement of this Guaranty, and (b) waives any and all personal rights under the law of any state to object to jurisdiction within the State of Georgia for the purposes of litigation to enforce this Guaranty. Nothing contained herein, however, shall prevent Purchaser or its affiliates from bringing any action or exercising any rights against any security and against Guarantor, and against any property of Guarantor, within any other state. Initiating such proceeding or taking such action in any other state shall in no event constitute a waiver of the agreement contained herein that the laws of the State of Georgia shall govern the rights and Obligations of Guarantor hereunder or of the submission herein made by Guarantor to personal jurisdiction within the State of Georgia.

10. If from any circumstances whatsoever fulfillment of any provisions of this Guaranty, at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable law, with regard to Obligations of like character and amount, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Guaranty that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity. The provisions of this paragraph shall control every other provision of this Guaranty.

11. This Guaranty is non-assignable.

12. Time is of the essence of this Guaranty.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty under seal, the day and year first above written.

/s/ Robert H. Harvey
Robert H. Harvey